Exhibit 2.01

Agreement and Plan of Reorganization dated as of November 19, 2002 by and among Versant Corporation, VM Merger Corp., Mokume Software, Inc. and the stockholders of Mokume Software, Inc.

(Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request).

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of November 19, 2002 (the “Agreement Date”) by and among VERSANT CORPORATION, a California corporation (“Versant”), VM MERGER CORP., a Delaware corporation that is a wholly-owned subsidiary of Versant (“Sub”), MOKUME SOFTWARE, INC., a Delaware corporation (“Mokume”) and each of the persons listed on Exhibit A hereto, who are all of the stockholders of Mokume (collectively, the “Mokume Stockholders” and each individually, a “Mokume Stockholder”).

RECITALS

A.            The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into Mokume in a statutory merger, with Mokume to be the surviving corporation of such merger, pursuant to the terms and conditions of this Agreement and the applicable laws of the States of Delaware and California.

B.            Upon the effectiveness of such merger (i)  each share of the capital stock of Sub that is outstanding immediately prior to the effectiveness of such merger will be cancelled and converted into one (1) share of the common stock of Mokume, and Mokume will become a wholly-owned subsidiary of Versant and (ii) all the capital stock of Mokume that is outstanding immediately prior to the effectiveness of such merger will be cancelled and converted into the right to receive shares of the common stock of Versant (plus cash in lieu of fractional shares), all subject to the terms and conditions of this Agreement.

C.            The parties also intend for such merger to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D.            Each of the Mokume Stockholders is agreeing to accept and be bound by, all of the provisions, terms and conditions of this Agreement and the Exhibits and Schedules hereto and the Mokume Disclosure Letter (as hereinafter defined).

NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used in this Agreement and its exhibits, the following terms will have the respective meanings set forth below in this Article 1:

“Contingent Shares” will have the meaning defined for such term in Section 2.4.1(a).

“Conversion Number” means the quotient obtained by dividing (a) the number of shares of Versant Common Stock constituting the Versant Merger Shares (as defined in Section 2.1.2) by (b) the Mokume Fully Diluted Number.

“DGCL” means the Delaware General Corporation Law, as amended.

“Earned Shares” will have the meaning defined for such term in Section 2.4.1(a).

“Effective Time” means the time and date on which the Merger first becomes legally effective under the laws of the State of Delaware as a result of  the filing with the Delaware Secretary of State of a Certificate of Merger in substantially the form of Exhibit C (the “Certificate of Merger”) in accordance with, and conforming to, the provisions of this Agreement and the requirements of Section 252 of the DGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Shares” will have the meaning defined for such term in Section 2.4.1(b).

“Issue Price” will have the meaning defined for such term in Exhibit B.

“knowledge” (a) when used with reference to Mokume, means the collective actual knowledge of any person who, at the Agreement Date, was an officer of Mokume or a member of Mokume’s Board of Directors (specifically including, but not limited to, the actual knowledge of Ajay Jain, Vikrant Ghai) and Sateesh Lele; and (b) when used with reference to Versant, means the collective actual knowledge of the persons who, at the Agreement Date, are Versant’s “officers” within the meaning of Section 16 of the Exchange Act and the regulations promulgated thereunder.

“Loss” means, collectively, any and all claims, demands, suits, actions, causes of action, losses, damages, debts, liabilities, judgments, fines, penalties, costs and expenses including, without limitation, reasonable attorneys’ fees, accountants’ fees, tax preparers’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs.

“Material Adverse Effect” when used with reference to any entity or group of entities, means any event, change or effect that is (or will with the passage of time be) materially adverse to the financial condition, properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries (if any), taken as a whole.

“Material Adverse Change” when used with reference to any entity or group of entities, means a material adverse change to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its consolidated subsidiaries, taken as a whole; provided however, that none of the following shall constitute a Material Adverse Change:  (a) a change to the extent it arises or results, directly or indirectly, from general industry, economic or stock market conditions; (b) a change that is proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors, employees of such entity or group of entities to, this Agreement, the Merger or any of the transactions contemplated by this Agreement; (c) solely with respect to Versant, any one or more of the following:  (i) a reduction in the market price of the capital stock of Versant; (ii) any investment by a third party or parties in any security of Versant; (iii) any sale of stock or other equity security (including any public offering) by Versant, and/or (iv) any delisting of Versant Common Stock from the Nasdaq Smallcap Market.

The “Merger” means the statutory merger of Sub with and into Mokume to be effected pursuant to the terms and conditions of this Agreement.

“Mokume Ancillary Agreements” means, collectively, each agreement, certificate or document (other than this Agreement) which Mokume is to enter into, or otherwise is to execute and deliver, pursuant to the terms of this Agreement.

“Mokume Common Stock” means Mokume’s Common Stock, $0.001 par value per share.

“Mokume Fully Diluted Number” means that number of shares of the capital stock of Mokume that is equal to the sum of:  (a) the total number of shares of the capital stock of Mokume that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of the capital stock of Mokume that, immediately prior to the Effective Time, are, directly or indirectly, potentially issuable by Mokume upon the exercise, conversion or exchange in full of all Mokume Derivatives (if any) that are issued and outstanding (or issuable) immediately prior to the Effective Time (determined as if all such Mokume Derivatives (if any are then outstanding) were then fully vested and exercisable in full).  “Mokume Derivatives” means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of Mokume of any class or series (collectively, “Mokume Stock Rights”); (b) any note, evidence of indebtedness, stock (including without limitation convertible preferred stock) or other security of Mokume that is convertible into, or exchangeable for, any shares of the capital stock of Mokume of any class or series or any Mokume Stock Rights (“Mokume Convertible Security”); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any Mokume Stock Right or any Mokume Convertible Security.

“Mokume Stockholders” has the meaning given to such term in the first paragraph of this Agreement and also means those persons or entities (each being individually referred to herein as a “Mokume Stockholder”) who, as of immediately prior to the Effective Time, together hold all of the shares of Mokume Common Stock that are issued and outstanding immediately prior to the Effective Time.

“Mokume Stockholders’ Vote” means, as applicable, (a) the written consent of Mokume stockholders in lieu of a meeting effected in accordance with Section 228 of the DGCL or (b) the special meeting of Mokume stockholders to be called and held by Mokume, in order to seek the Mokume stockholders’ approval of the Merger, this Agreement and the transactions contemplated thereby.

“Mokume Website” means all websites or other sites accessed via the internet or any other electronic network (including without limitation any cable-based network or private network), that are, in whole or in part, owned or operated by Mokume, including without limitation that certain website currently accessible at the URL address “http://www.mokumeinc.com” (the “Home Mokume Website”).

“Qualified Revenue” means the gross revenue (including but not limited to license and service revenue) that  (i) is derived after the Effective Time from the sale, license or provision by Versant or any of its then-consolidated subsidiaries of any Real-Time Computing Product or any Real-Time Computing Services and (ii) which Versant is entitled to recognize as revenue after the Effective Time in accordance with United States generally accepted accounting principles consistently applied (on a consolidated basis), as confirmed by Versant’s independent auditors.

“Real-Time Computing Business” means the business conducted after the Effective Time by Versant and/or its then consolidated subsidiaries which consists of developing, marketing and supporting Real-Time Computing Products and providing Real-Time Computing Services (as defined below) to enterprises (or to resellers for resale or sublicense to enterprises).

“Real-Time Computing Products” means software products (whether developed by Versant or any of its then consolidated subsidiaries or licensed to Versant or any of its then consolidated subsidiaries) that have significant real-time computing components and are designed to provide an enterprise with real-time access to information in order to enhance the enterprise’s business.  Real-Time Computing Products may include, without limitation, adapters to real-time devices, connectivity software, business rules engines, data management software and industry specific applications or templates designed for real-time computing applications, provided that the product otherwise comes within the definition of Real-Time Computing Products as set forth in the first sentence of this paragraph.

“Real-Time Computing Services” means services provided after the Effective Time by Versant or any of its then consolidated subsidiaries with respect to (i) the installation, support, maintenance, training or use of Real-Time Computing Products or (ii) real-time computing projects for enterprises with real-time computing applications.  Real-Time Computing Services may include, without limitation, design consultation, implementation consultation, programming, implementation, testing, documentation, project management, integration, and performance consulting services, provided that the service otherwise comes within the definition of Real-Time Computing Services as set forth in the first sentence of this paragraph.

“Real-Time Computing Business Unit” means the consolidated subsidiary, division or business unit of Versant that, after the Effective Time, conducts the Real-Time Computing Business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sub Ancillary Agreements” means, collectively, each agreement, certificate or document (other than this Agreement) which Sub is to enter into, or otherwise is to execute and deliver, pursuant to the terms of this Agreement.

“Value Per Versant Share” means, with respect to each Indemnity Claim (as defined in Section 11.1) asserted by Versant pursuant to Article 11 of this Agreement, the average of:  (a) the average of the closing prices per share of Versant Common Stock as quoted on the Nasdaq Stock Market for the ten (10) trading days immediately preceding (but not including) the Closing Date (the “Closing Value Per Versant Share”) and (b) the average of the closing prices per share of Versant Common Stock as quoted on the Nasdaq Stock Market (or any other exchange, or trading or reporting system on which such prices are then quoted or reported) or, if there is no reported closing price, then the average of the bid and asked prices), for the ten (10) trading days immediately preceding (but not including) the date on which Versant first sends a written notice of such Indemnity Claim to the Representative (as defined in Section 2.6 below).  For purposes of computing the Value Per Versant Share, any average of closing prices used above shall be equitably adjusted to reflect any Versant Capital Change (as defined below) that occurs during any ten (10) trading day period described above in this paragraph.

“Versant Ancillary Agreements” means, collectively, each agreement, certificate or document (other than this Agreement) which Versant is to enter, or otherwise is to execute and deliver, pursuant to the terms of this Agreement.

“Versant Common Stock” means Versant’s Common Stock, no par value per share.

“Versant Capital Change” means:  (a) a subdivision (or stock split) of the outstanding shares of Versant Common Stock into a greater number of shares of Versant Common Stock, or a combination (or reverse stock split) of the outstanding shares of Versant Common Stock into a lesser number of shares of Versant Common Stock, or (b) the payment by Versant of a dividend or distribution on the outstanding shares of Versant Common Stock that is payable in shares of Versant Common Stock.

“Versant Merger Shares” will have the meaning defined for such term in Section 2.1.2.

“Vesting Stockholder” means a Mokume Stockholder who is listed in the table in Part 1 of Exhibit B.

“Vesting Shares” means all Contingent Shares held by a Vesting Stockholder that are subject to the vesting schedule for such Vesting Stockholder set forth in Exhibit B.  “Vested Shares” means Vesting Shares that have vested under their applicable vesting schedule for such Vesting Stockholder set forth in Exhibit B.  “Unvested Shares” means Vesting Shares that have not vested under their applicable vesting schedule for such Vesting Stockholder set forth in Exhibit B.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 will have the meanings assigned to such terms elsewhere in this Agreement.

ARTICLE 2
PLAN OF REORGANIZATION

2.1          Conversion of Shares Upon Effectiveness of Merger.

2.1.1        Conversion of Sub Common Stock.  At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of Mokume Common Stock that is issued and outstanding immediately after the Effective Time.  The shares of Mokume Common Stock into which the shares of Sub Common Stock are so converted in the Merger will be the only shares of the capital stock of Mokume that are issued and outstanding immediately after the Effective Time.

2.1.2        Conversion of Mokume Common Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time each share of Mokume Common Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive a number of shares of Versant Common Stock that is equal to the Conversion Number, subject to the provisions of Section 2.2 regarding the elimination of fractional shares and subject to Versant’s rights to repurchase any of such shares of Versant Common Stock that are Contingent Shares as provided in Section 2.4.  “Versant Merger Shares” means the total number of shares of Versant Common Stock to be issued to the Mokume Stockholders in the Merger pursuant to this Section 2.1.2, and the total number of the Versant Merger Shares is Two Million Four Hundred Twenty-Four Thousand (2,424,000) shares of Versant Common Stock (subject to any elimination of fractional shares pursuant to Section 2.2).

2.1.3        Continuation of Repurchase Restriction.  The parties acknowledge and agree that approximately fifty percent (50%) of the shares of Mokume Common Stock owned by each Vesting Stockholder immediately prior to the Effective Time (“Mokume Restricted Shares”) will, at that time, be subject to a repurchase option held by Mokume set forth in a restricted stock purchase agreement between Mokume and such Vesting Stockholder, which permits Mokume to repurchase any of such Mokume Restricted Shares that have not then vested (under the terms of such restricted stock purchase agreement) at their issue price if the Vesting Stockholder who owns such shares ceases to have an employment or service relationship with Mokume.  In order to carry over and continue such repurchase option after the Effective Time, the parties (including each of the Vesting Stockholders) hereby agree that such repurchase option and restriction shall continue to apply to the shares of Versant Common Stock issued to each of the Vesting Stockholders in the Merger that are designated as Vesting Shares in Exhibit B, in the modified manner set forth in Section 2.4.3 and in Exhibit B to this Agreement.

2.1.4        Mokume Dissenting Shares.  Under Article 9 of this Agreement, the consummation of the Merger is subject to the conditions precedent that (i) each Mokume Stockholder enter into, execute and deliver this Agreement and (ii) vote all his or her shares of Mokume stock in favor of approval of this Agreement and the Merger.  Notwithstanding anything in this Agreement to the contrary, if this condition is waived and the Merger is consummated, any shares of Mokume Common Stock held by any Mokume Stockholder who has demanded and perfected appraisal rights with respect to such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time has not effectively released or lost such appraisal rights (“Dissenting Shares”) will not be converted into or represent the right to receive shares of Versant Common Stock pursuant to Section 2.1.2 in the Merger (except as provided below) and the holder of such shares shall only be entitled to such appraisal rights as are granted to such holder under the DGCL.  Notwithstanding the foregoing, if any holder of shares of Mokume Common Stock who demands the purchase of such shares pursuant to Section 262 of the DGCL shall effectively release or lose such holder’s appraisal rights (whether through failure to perfect such rights or otherwise), then, effective as of the later of (i) the Effective Time or (ii) the occurrence of such release or loss of such rights, such holder’s shares of Mokume Common Stock shall cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive shares of Versant Common Stock plus cash for fractional shares as provided in Section 2.1.2 and Section 2.2, without interest thereon.  Mokume shall give Versant  prompt notice of its receipt of any written demands for the exercise of appraisal rights under the DGCL, any withdrawals of such demands, and any other developments with respect to demands for the exercise of appraisal rights under the DGCL.

2.2          Fractional Shares.  No fractional shares of Versant Common Stock will be issued in connection with the Merger.  In lieu thereof, each Mokume Stockholder who would otherwise be entitled to receive a fraction of a share of Versant Common Stock pursuant to Section 2.1.2 (where the amount of such fraction will be determined in each case after aggregating all shares of Versant Common Stock to be received by such Mokume Stockholder pursuant to Section 2.1.2), will instead receive from Versant, in lieu of any fractional share that would otherwise be issuable to such holder under Section 2.1.2, a payment of cash in an amount equal to the fraction of a share of Versant Common Stock that such holder would otherwise be entitled to receive (determined as provided above) multiplied by the Closing Value Per Versant Share, which total cash amount shall be rounded down to the nearest whole number of cents and shall be paid only after such holder has surrendered all such holder’s Mokume Stock Certificates to Versant and executed and delivered to Versant an Investment Representation Letter as contemplated by the terms of Article 7.  For purposes of this Agreement and the Merger, each fractional share of Versant Common Stock that is eliminated in lieu of such cash payment will be conclusively deemed to have been a share of Versant Common Stock that was an Exempt Share.

2.3          Tax-Free Reorganization.

2.3.1        Intent.  The parties intend that this Agreement be a plan of reorganization, such that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  The shares of Versant Common Stock issued in the Merger pursuant to Section 2.1.2 and any cash paid in lieu of fractional shares pursuant to Section 2.2, will be issued or paid solely for the issued and outstanding shares of Mokume Common Stock pursuant to this Agreement.  To the extent that (based on advise received from its tax advisors) Versant can do so in compliance with the Code and other applicable laws, Versant will report applicable items in its federal and any state income tax returns in a manner that is consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

2.3.2        No Representation or Warranty re Tax Treatment of Merger.  Notwithstanding anything herein, Versant makes no representations or warranty to Mokume or to any stockholder of Mokume regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or any other law or statute regarding taxation.  Mokume hereby acknowledges and agrees that Mokume has not relied, and that no Mokume stockholder is entitled to rely, on Versant or Versant’s legal counsel, accountants or tax advisers, for any advice or counsel with respect to the tax treatment of the Merger, including without limitation its status as a reorganization under the Code.

2.4          Repurchase Right and Repurchase Restriction.

2.4.1        Contingent Shares and Exempt Shares.

(a)           Contingent Shares.  Fifty percent (50%) of the total number of the Versant Merger Shares issued pursuant to Section 2.1.2 shall be subject to repurchase by Versant pursuant to the Repurchase Right (as defined below) as provided in this Agreement (such shares of Versant Common Stock are referred to in this Agreement and its Exhibits as the “Contingent Shares”), so that the total number of Contingent Shares shall be One Million Two Hundred Twelve Thousand (1,212,000) shares of Versant Common Stock.  All Contingent Shares will be subject to repurchase by Versant pursuant to the Repurchase Right in accordance with this Agreement, unless and until such Contingent Shares become Earned Shares (as defined below) in accordance with the provisions of this Section 2.4 and (if applicable) Exhibit B.  “Earned Shares” are Contingent Shares that, pursuant to the provisions of this Section 2.4 and (if applicable) Exhibit B, are no longer subject to the Repurchase Right and (if such Contingent Shares are Vesting Shares) are Vested Shares that are no longer subject to the Repurchase Restriction (as defined below).

(b)           Exempt Shares.   Fifty percent (50%) of the total number of the Versant Merger Shares issued pursuant to Section 2.1.2 shall not be subject to the Repurchase Right (such shares of Versant Common Stock are referred to in this Agreement and its Exhibits as the “Exempt Shares”), so that the total number of Exempt Shares shall be One Million Two Hundred Twelve Thousand (1,212,000) shares of Versant Common Stock, subject to any elimination of fractional shares pursuant to Section 2.2.  Exempt Shares are not Contingent Shares or Vesting Shares.

(c)           Allocation of Contingent and Exempt Shares.  The Contingent Shares and the Exempt Shares will be issued to and allocated among the Mokume Stockholders on a pro rata basis, so that, of the total number of shares of Versant Common Stock that are issued to each Mokume Stockholder upon the conversion of such Mokume Stockholder’s shares of Mokume Common Stock in the Merger pursuant to Section 2.1.2 (i) fifty percent (50%) of such shares of Versant Common Stock shall be Contingent Shares and (ii) fifty percent (50%) of such shares of Versant Common Stock shall be Exempt Shares.

(d)           Vesting Shares.  The number of Contingent Shares owned by a Vesting Stockholder that will be Vesting Shares is set forth opposite such Vesting Stockholder’s name on Exhibit B.  All Vesting Shares will be deemed to be Contingent Shares that (i) are subject to the Repurchase Right unless and until they become Earned Shares and (ii) are also subject to the Repurchase Restriction as provided in Section 2.4.3 and Exhibit B unless and until they become Vested Shares.

2.4.2        Versant Repurchase Right.  Subject to the terms and conditions of this Agreement, Versant will have the exclusive right, exercisable at its sole option and discretion, to repurchase all Contingent Shares that are not Earned Shares at the price of One Cent ($0.01) per share (the “Repurchase Price”) on the terms and conditions set forth in this Section 2.4 and (as applicable) in Exhibit B (such right to repurchase Contingent Shares at the Repurchase Price pursuant to the provisions of this Section 2.4 and (if applicable) Exhibit B is referred to herein as the “Repurchase Right”).

(a)           Exercise of Repurchase Right Upon Failure to Achieve Revenue Objective.  Except as may be otherwise expressly provided with respect to certain Vesting Stockholders and their Vesting Shares under the express terms and conditions of Exhibit B, if the Revenue Objective has not been fully achieved (as defined in subsection 2.4.2(b) below) by the Deadline Date (as defined below) then, at any time within ninety (90) days after the Deadline Date, Versant shall be entitled to repurchase all then outstanding Contingent Shares from the holders thereof at the Repurchase Price, which shall be payable in cash (by check or wire transfer as determined by Versant); provided, however, that nothing in this Agreement will obligate Versant to repurchase all or any part of the Contingent Shares from any holder thereof.

(b)           Revenue Objective.  For purposes of this Agreement, the “Revenue Objective” will be deemed to have been fully achieved if (and only if) Versant has recognized at least One Million Five Hundred Thousand Dollars ($1,500,000) of Qualified Revenue (as defined in Article 1) during, and entirely within, the time period that begins on the first day after the Effective Time and ends on the Deadline Date.  For purposes of this Agreement, Versant will be deemed to have recognized Qualified Revenue when Versant is entitled to recognize such Qualifying Revenue as revenue under United States generally accepted accounting principles, consistently applied (on a consolidated basis), as confirmed by Versant’s independent auditors.

(c)           Deadline Date.  The “Deadline Date” means that date which is exactly eighteen (18) months after the date of the Effective Time (for example, if the date of the Effective Time is November 20, 2002, then the Deadline Date would be May 20, 2004); provided, however, that if Versant has recognized at least Nine Hundred Thousand Dollars ($900,000) of Qualified Revenue within eighteen (18) months after the date of the Effective Time, then the Deadline Date will instead mean that date which is the second (2nd) anniversary of the Effective Time.

(d)           Full Achievement of Revenue Objective by Deadline Date.  If the Revenue Objective is fully achieved on or before the Deadline Date, then all then outstanding Contingent Shares (other than any Contingent Shares that are then Unvested Shares) shall automatically become Earned Shares and shall thereafter no longer be subject to the Repurchase Right.  Any Contingent Shares that are Unvested Shares on the date on which the Revenue Objective is fully achieved (i) will continue to be Unvested Shares subject to the Repurchase Restriction in accordance with Exhibit B for so long as such Contingent Shares continue to be Unvested Shares; and (ii) will be released from the Repurchase Restriction only when and if such Unvested Shares become Vested Shares in accordance with Exhibit B.

2.4.3        Exercise of Repurchase Restriction as to Unvested Shares.  Subject to the terms and conditions of this Agreement, Versant will have the right, exercisable at its sole option and discretion, to repurchase from each Vesting Stockholder all Vesting Shares of such Vesting Stockholder that are then Unvested Shares at the Issue Price for such Unvested Shares (as defined in Exhibit B) which shall be payable in cash (by check or wire transfer, as determined by Versant), at the time(s), upon the terms and subject to the conditions set forth herein and in Exhibit B (such right of Versant to repurchase Unvested Shares being referred to herein as the “Repurchase Restriction”).

2.4.4        Mechanics of Exercising Repurchase Right and Repurchase Restriction.  In the event that Versant becomes entitled, at any time or from time to time, to exercise the Repurchase Right with respect to any Contingent Shares or to exercise the Repurchase Restriction with respect to any Unvested Shares, then Versant shall exercise the Repurchase Right or the Repurchase Restriction, as applicable, within the applicable time limits set forth in this Agreement (and in Exhibit B, if applicable) by:

(a)           filling out and completing one or more Stock Powers (as defined in Section 2.5) of each Mokume Stockholder whose Contingent Shares are being repurchased in order to transfer all right, title, interest and ownership in and to such Contingent Shares to Versant and submitting to Versant’s transfer agent such Stock Powers and any other documentation as may be required by Versant’s transfer agent to effect the repurchase and transfer of such Contingent Shares to Versant; and

(b)           paying to the Mokume Stockholder whose Contingent Shares are being repurchased upon exercise of the Repurchase Right or the Repurchase Restriction, as applicable, by check, an amount of cash equal to the aggregate Repurchase Price of the Contingent Shares being so repurchased (in the case of exercise of the Repurchase Right) or the aggregate Issue Price of the Unvested Shares being so repurchased (in the case of exercise of the Repurchase Restriction), which payment shall be made (i) in the case of a repurchase of Contingent Shares pursuant to the Repurchase Right in accordance with Section 2.4.2, within ninety (90) days after the Deadline Date and (ii) in the case of a repurchase of Unvested Shares pursuant to the Repurchase Restriction in accordance with Section 2.4.3, within the time period specified in Exhibit B.

2.4.5        Assistance.  Each Mokume Stockholder agrees, at such Mokume Stockholder’s own expense, to promptly execute and deliver to Versant, and to otherwise assist Versant (in such manner as may be reasonably requested by Versant) to promptly effect and consummate any repurchase or transfer to Versant of any Contingent Shares held by such Mokume Stockholder pursuant to Versant’s exercise of the Repurchase Right with respect to such Contingent Shares or Versant’s exercise of the Repurchase Restriction with respect to Unvested Shares.

2.4.6        Additional Shares.  As used herein, the term “Additional Shares” means any shares of Versant Common Stock (or any other securities or cash) that are issued as a result of, or are issued upon the conversion or exercise of any security issued as a result of, any dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, reorganization, exchange, merger or similar event occurring with respect to any Exempt Shares or Contingent Shares then required to be in Versant’s custody and possession under the provisions of Section 2.5.  Additional Shares (and any certificates or documents representing them) will be promptly delivered to Versant by each Mokume Stockholder who receives them and will be held in the custody and possession of Versant (and/or its agent(s)) in accordance with Section 2.5.  For all purposes of this Agreement, the Additional Shares issued with respect to any Exempt Shares (“Additional Exempt Shares”) will be treated the same as (and will be considered to be) Exempt Shares and the Additional Shares issued with respect to any Contingent Shares (“Additional Contingent Shares”) will be treated the same as (and will be considered to be) Contingent Shares and Additional Shares issued with respect to any Vested Shares or Unvested Shares will be treated the same as (and will be considered to be, Vested Shares and Unvested Shares, respectively).

2.4.7        Voting and Rights of Ownership.  Each Mokume Stockholder who owns any Exempt Shares or Contingent Shares (including Unvested Shares) will be entitled to vote all of such Exempt Shares and Contingent Shares on any matter brought to the vote of the holders of Versant Common Stock so long as such Exempt Shares and Contingent Shares are outstanding and have not been cancelled by Versant in satisfaction and/or settlement of an Indemnity Claim pursuant to Article 11 of this Agreement and (in the case of Contingent Shares) have not been repurchased by Versant pursuant to its exercise of the Repurchase Right and (in the case of Contingent Shares that are Vesting Shares) have not been repurchased by Versant pursuant to its exercise of the Repurchase Restriction; provided that Exempt Shares and Contingent Shares may not be voted with respect to any matter if the record date for determining the holders of Versant Common Stock entitled to vote on such matter occurs before the Effective Time. Except as otherwise provided in this Section 2.4.7, while the stock certificates representing the Exempt Shares and/or Contingent Shares owned by a Mokume Stockholder remain in the custody and possession of Versant and/or its agent(s) pursuant to Section 2.5, such Mokume Stockholder will retain, and will be able to exercise all other incidents of ownership of such shares for the account of such Mokume Stockholder that are not inconsistent with, or that will not breach or violate, any of the provisions of, this Agreement (such as, without limitation, the provisions of Section 2.5) or any rights that Versant may acquire in such shares in accordance with this Agreement.

2.5          Withholding of Versant Share Certificates to Secure Repurchase Right and Indemnity Claims.  As a material inducement and consideration to Versant to enter into this Agreement and to consummate the Merger, and in order to secure, preserve and protect each of (i) Versant’s ability to successfully exercise its Repurchase Right with respect to the Contingent Shares as provided herein, (ii) Versant’s ability to successfully exercise the Repurchase Restriction with respect to Unvested Shares as provided herein and in Exhibit B and (iii) Versant’s rights under Article 11 of this Agreement to re-acquire and/or cancel shares of Versant Common Stock in satisfaction of claims for indemnification made by Versant pursuant to Article 11 of this Agreement, the parties hereby agree as follows:

2.5.1        Issuance of Separate Stock Certificates.  In accordance with the provisions of Article 7 of this Agreement, the shares of Versant Common Stock that are issuable in the Merger to a Mokume Stockholder upon the Effective Time pursuant to Section 2.1.2 shall initially be issued pursuant to, and will initially be represented by, two (2) separate certificates, each registered in such Mokume Stockholder’s name, as follows:  (a) one (1) certificate which shall represent all such Mokume Stockholder’s Exempt Shares; and (b) one (1) certificate which shall represent all of the shares of Versant Common Stock issued to such Mokume Stockholder pursuant to this Agreement that, as of the Effective Time, are Contingent Shares.  Versant will take such efforts as may reasonably be practicable to cause all the Exempt Shares, on the one hand, and all the Contingent Shares, on the other hand, owned by a Mokume Stockholder to be represented by separate stock certificates.

2.5.2        Withholding of Stock Certificates.  Notwithstanding anything in this Agreement to the contrary, the parties agree that the Versant stock certificate(s) representing all the Exempt Shares owned by each Mokume Stockholder and the Versant stock certificate or certificates representing all the Contingent Shares owned by each Mokume Stockholder shall not initially be issued or delivered to such Mokume Stockholder, but instead shall be withheld and retained in the sole physical custody and possession of Versant and/or its agent(s) from the Effective Time until such time or times as Versant is obligated to return, release or deliver to such Mokume Stockholder any such stock certificate(s) (and/or any stock certificate(s) issued in replacement thereof) representing any or all of such shares of Versant Common Stock in accordance with the provisions of Section 2.5.3.

2.5.3        Return and Release of Stock Certificates.   Versant will not be obligated to return, release or deliver any Versant stock certificates representing any Exempt Shares or Contingent Shares to any Mokume Stockholder except as follows:

(a)           Exempt Shares. Within seven (7) business days after the Exempt Share Release Date (as defined below), Versant will return, release and deliver to each Mokume Stockholder, a certificate representing the number of such Mokume Stockholder’s then outstanding Exempt Shares that have not been cancelled by Versant in satisfaction and/or settlement of an Indemnity Claim pursuant to Article 11 of this Agreement.   Versant shall not be obligated to release, return or deliver to any Mokume Stockholder, at any time, any stock certificate(s) representing any Exempt Shares owned by such Mokume Stockholder that Versant has cancelled in satisfaction and/or settlement of an Indemnity Claim pursuant to the provisions of Article 11 of this Agreement.  As used in this Agreement, the term “Exempt Share Release Date” means the date which is the first (1st) anniversary of the Effective Time (the “First Anniversary”); provided however, that if any Indemnity Claim asserted by Versant pursuant to Article 11 of this Agreement is pending (as defined below) on the First Anniversary then the Exempt Share Release

Date shall instead be the first date after the First Anniversary on which no Indemnity Claim asserted under Article 11 of this Agreement is pending.  For purposes of this Agreement (including but not limited to this Section 2.5) an Indemnity Claim asserted under Article 11 of this Agreement will be deemed to be “pending” at all times from the time and date on which a Notice of Claim (as defined in Section 11.2.1) for such Indemnity Claim is given through and until both (a) such Indemnity Claim has been fully and finally resolved by either (i) the issuance of the Final Award (as defined in Article 11) by the arbitrator(s) with respect to such Indemnity Claim pursuant to Section 11.4 and (if applicable) Section 11.5 or (ii) a written settlement agreement executed by Versant and the Representative providing for the final resolution and settlement of such Indemnity Claim and (b) if Versant is entitled to re-acquire or cancel any shares of Versant Common Stock or Additional Shares as a result of such final resolution of such Indemnity Claim, the shares of Versant Common Stock and any such Additional Shares that Versant is entitled to re-acquire or cancel shall have been re-acquired or cancelled by Versant.

(b)           Contingent Shares.  Subject to the terms and conditions set forth herein (including the table set forth immediately below), within seven (7) business days after each date described in the first column of the following table (each, a “Release Date”), Versant will return, release and deliver to each Mokume Stockholder stock certificate(s) representing that number of the outstanding Earned Shares (if any) owned by such Mokume Stockholder on that Release Date which equals the percentage of the total number of outstanding Earned Shares (if any) owned by such Mokume Stockholder on such Release Date as set forth opposite such Release Date in the following table:

[The remainder of this page has intentionally been left blank]

Release Date

Percentage of Earned Shares Owned by a
Mokume Stockholder on such Release Date to be
Released (but never to exceed, on any Release
Date, the total number of such Mokume
Stockholder’s Earned Shares then withheld by
Versant and/or its agent(s))

The first Release Date is three (3) months after the First Anniversary unless any Indemnity Claim asserted by Versant pursuant to Article 11 is then pending, in which case such first Release Date will instead be the first date more than three (3) months after the First Anniversary on which no Indemnity Claim asserted by Versant under Article 11 of this Agreement is pending.	25%

plus

(if such first Release Date occurs more than three (3) months after the First Anniversary), an additional 25% for each full three (3) month period (if any) elapsed (i) after three (3) months after the First Anniversary and (ii) before such first Release Date

The second Release Date is six (6) months after the First Anniversary unless any Indemnity Claim asserted by Versant pursuant to Article 11 is then pending, in which case such second Release Date will instead be the first date more than six (6) months after the First Anniversary on which no Indemnity Claim asserted by Versant under Article 11 of this Agreement is pending.	25%

plus

(if such second Release Date occurs more than six (6) months after the First Anniversary), an additional 25% for each full three (3) month period (if any) elapsed (i) after six (6) months after the First Anniversary and (ii) before such second Release Date

The third Release Date is nine (9) months after the First Anniversary unless any Indemnity Claim asserted by Versant pursuant to Article 11 is then pending, in which case such third Release Date will instead be the first date more than nine (9) months after the First Anniversary on which no Indemnity Claim asserted by Versant under Article 11 of this Agreement is pending.	25%

plus

(if the third Release Date occurs more than nine (9) months after the First Anniversary), an additional 25% for each full three (3) month period (if any) elapsed (i) after nine (9) months after the First Anniversary and (ii) before such third Release Date

The fourth and final Release Date is one (1) year after the First Anniversary unless any Indemnity Claim asserted by Versant pursuant to Article 11 is then pending, in which case such fourth Release Date will instead be the first date more than one (1) year after the First Anniversary on which no Indemnity Claim asserted by Versant under Article 11 of this Agreement is pending.

All outstanding Earned Shares then in the custody and possession of Versant and/or its agent(s) (if any)

Notwithstanding anything herein to the contrary, in no event shall Versant be obligated to release, return or deliver to any Mokume Stockholder, at any time, any stock certificate(s) representing any Contingent Shares owned by such Mokume Stockholder that:  (i) Versant has repurchased (or is entitled to repurchase) pursuant to the Repurchase Right or the Repurchase Restriction; (ii) Versant has re-acquired or cancelled (or is entitled to re-acquire or cancel) in satisfaction and/or settlement of an

Indemnity Claim pursuant to the provisions of Article 11 of this Agreement; (iii) are then potentially subject to repurchase by Versant pursuant to the Repurchase Right; or (iv) are Unvested Shares.

2.5.4        Delivery of Stock Powers and Spouse Consents.  Upon the Closing Date, each Mokume Stockholder will deliver to Versant:  (i) at least four (4) copies of a blank Stock Power and Assignment Separate from Stock Certificate in the form of Exhibit D (the “Stock Powers”), each executed by such Mokume Stockholder (and by such Mokume Stockholder’s spouse, if any) and (ii) if such Mokume Stockholder is married, a Spouse Consent in the form of Exhibit E (the “Spouse Consent”) duly executed by such Mokume Stockholder’s spouse.  Each Mokume Stockholder acknowledges and agrees that Versant (or its successors) may use the Stock Powers to effect, carry out and consummate: (i) the re-acquisition and/or cancellation of any shares of Versant Common Stock issued to such Mokume Stockholder in the Merger in satisfaction and/or settlement of any Indemnity Claim pursuant to the provisions of Article 11 of this Agreement; (ii) the repurchase of Contingent Shares (including without limitation the repurchase of Contingent Shares that are Vesting Shares) in accordance with the terms of this Agreement pursuant to the Repurchase Right; and/or (iii) the repurchase of Unvested Shares in accordance with the terms of this Agreement pursuant to the Repurchase Restriction.  Each Mokume Stockholder agrees that, upon Versant’s request, such Mokume Stockholder will promptly execute and deliver to Versant such additional Stock Powers or similar documents of transfer as may be reasonably requested from time to time by Versant to enable it to exercise the Repurchase Right, the Repurchase Restriction and/or its rights to cancel and/or re-acquire shares of Versant Common Stock in satisfaction of an Indemnity Claim made under Article 11 of this Agreement and, in each and every such case, to satisfy any requirements of Versant’s transfer agent.

2.5.5        Restrictions on Transfer.  Each Mokume Stockholder hereby acknowledges, and hereby covenants and agrees with Versant, that, in addition to any restrictions imposed on such Stockholder or on his Versant Merger Shares under applicable law or the terms of the Investment Representation Letter (as defined below), (a) such Mokume Stockholder shall not sell, assign, gift, convey, transfer or encumber any of such Mokume Stockholder’s outstanding Exempt Shares until after the Exempt Share Release Date and (b) such Mokume Stockholder shall not sell, assign, gift, convey, transfer or encumber any of such Stockholder’s outstanding Contingent Shares until after the Release Date on which the certificate(s) for such Contingent Shares are required to be returned, released and delivered by Versant to such Mokume Stockholder in accordance with the provisions of Section 2.5.3(b); except that: upon such Mokume Stockholder’s death such Mokume Stockholder may transfer to members of such Mokume Stockholder’s Immediate Family (as defined below) or to a trust for the benefit of such Mokume Stockholder’s Immediate Family, by will or by the laws of descent and distribution, (i) any of such Mokume Stockholder’s outstanding Exempt Shares and (ii) any of such Stockholder’s outstanding Contingent Shares that are not Unvested Shares; provided that any person, trust, trustee or entity who so receives any such Exempt Shares or Contingent Shares as a result of a Stockholder’s death is (and agrees in writing to) be bound and obligated by all of the provisions of this Agreement and its exhibits (including  but not limited to the Repurchase Right and Versant’s right to  cancel Exempt Shares and Contingent Shares in satisfaction and/or settlement of Indemnity Claims pursuant to the provisions of Article 11 of this Agreement); and provided further, that notwithstanding anything in this Section 2.5.5 to the contrary, in no event may any Vesting Stockholder transfer any of such Vesting Stockholder’s Contingent Shares that are Unvested Shares at the time of such Vesting Stockholder’s death to any person or entity other than Versant.  As used above, the term “Immediate Family” when used with respect to a Stockholder, means and includes Stockholder’s spouse, the lineal descendant or antecedent, brother or sister, of such Stockholder or such Stockholder’s spouse, and/or the spouse of any lineal descendant or antecedent, brother or sister of such Stockholder or Stockholder’s spouse, whether or not any of the above are adopted).

If a Mokume Stockholder’s Exempt Shares or Contingent Shares are converted or exchanged for securities, cash and/or other property (“Exchanged Property”) pursuant to a statutory merger or statutory consolidation of Versant with or into another corporation or corporations that has been duly and validly approved by Versant’s board of directors, then except as may be otherwise expressly set forth in Exhibit B, (a) Versant’s rights to cancel any such Exempt Shares and/or Contingent Shares in satisfaction and/or settlement of an Indemnity Claim in accordance with the provisions of Article 11 of this Agreement, (b) Versant’s Repurchase Right and all other rights it holds with respect to such Contingent Shares under this Agreement and (c) Versant’s Repurchase Restriction and all other rights it holds with respect to Unvested Shares under this Agreement (including without limitation Exhibit B), will all survive and continue to apply to all Exchanged Property issued in exchange for, or upon the conversion of, such Exempt Shares and/or Contingent Shares and/or Unvested Shares (as applicable) in such statutory merger or statutory consolidation, and if Versant does not survive such statutory merger or statutory consolidation, then the surviving entity of such statutory merger or statutory consolidation shall (without the need for any consent or action on the party of any holder of Exempt Shares or Contingent Shares) automatically succeed to the rights of Versant under Article 11 of this Agreement, to the  Repurchase Right and all other rights of Versant under this Agreement which shall thereafter apply to the  Exchanged Property unless the agreement governing such statutory merger or statutory consolidation expressly otherwise provides).

2.5.6        Restrictive Legend.  Each Mokume Stockholder hereby acknowledges and agrees with Versant that (in addition to any legend(s) required to be imposed on the stock certificates representing any Exempt Shares or Contingent Shares by applicable law or by the terms of this Agreement or the Investment Representation Letter), each stock certificate representing any of such Mokume Stockholder’s outstanding Exempt Shares and outstanding Contingent Shares bear a restrictive legend that will read substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, AND ARE ALSO SUBJECT TO CERTAIN RIGHTS HELD BY THE ISSUER OF THESE SHARES TO REPURCHASE AND/OR CANCEL SUCH SHARES AND TO RETAIN CUSTODY OF THE STOCK CERTIFICATE REPRESENTING THESE SHARES AS SET FORTH IN AN AGREEMENT AND PLAN OF REORGANIZATION BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND REPURCHASE AND/OR CANCELLATION RIGHTS ARE BINDING ON TRANSFEREES OF THESE SHARES.

The foregoing legend will be removed from stock certificate(s) representing outstanding Exempt Shares promptly after the Exempt Share Release Date and will be removed from stock certificate(s) representing outstanding Contingent Shares promptly after the Release Date on which the stock certificate(s) for such Contingent Shares are to be returned, released and delivered to a Mokume Stockholder in accordance with Section 2.5.3(b).

2.6          Additional Terms Binding on Mokume Stockholders; Appointment of the Representative and Grant of Powers to the Representative.  By their approval of the Merger and execution and delivery of this Agreement, each of the Mokume Stockholders will be conclusively deemed to have consented to, approved and agreed to be personally bound by (and hereby consents to, approves and agrees to be personally bound by) all the provisions of this Agreement, including but not limited to the following:

(a)           the foregoing provisions of Sections 2.4 and 2.5 and Exhibit B (including but not limited to the imposition of the Repurchase Right on such Mokume Stockholder’s Contingent Shares, the imposition of the Repurchase Restriction on Vesting Shares and the different treatment afforded to certain Mokume Stockholders under this Agreement and in the Merger, including but not limited to any different treatment under such Sections and Exhibit B with respect to their shares of Versant Common Stock with respect to the Repurchase Right, the Repurchase Restriction and/or the release to Mokume stockholders of stock certificates for Exempt Shares or Contingent Shares);

(b)           the provisions of Article 11 of this Agreement, including without limitation all indemnification obligations of the Mokume Stockholders thereunder;

(c)           the appointment of Ajay Jain (together with each of his successor(s) appointed pursuant to this Agreement, the “Representative”) as the representative of the Mokume Stockholders and as the attorney-in-fact and agent for and on behalf of each Mokume Stockholder to act in each Mokume Stockholder’s name, place and stead as provided in this Agreement; and

(d)           the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the terms of this Agreement (the “Permitted Actions”) on behalf of all the Mokume Stockholders, including without limitation the exercise by the Representative of the power to act on behalf of each of each and all of the Mokume Stockholders and to execute and deliver documents or agreements in each Mokume Stockholder’s name, place and stead in connection with any Permitted Actions, which actions, decisions, executions and deliveries shall each be conclusive and binding on each Mokume Stockholder.  Without limitation of the foregoing, each Mokume Stockholder hereby expressly authorizes (and consents to) the Representative taking any of the following actions or making any of the following decisions on behalf of, and executing and delivering any documents in the name, place and stead of, such Mokume Stockholder and all other Mokume Stockholders, which actions, decisions and executed documents are acknowledged and agreed by each Mokume Stockholder to be Permitted Actions which shall be conclusive and binding on such Mokume Stockholder and on all other Mokume Stockholders:

(i)            authorizing Versant to cancel Exempt Shares and/or Contingent Shares owned by such Mokume Stockholder and their related stock certificates and to complete and fill out Stock Powers executed by Mokume Stockholders pursuant to this Agreement and/or to transfer such shares to Versant in accordance with the Repurchase Right, the Repurchase Restriction and/or in satisfaction and/or in settlement of each and every Indemnity Claim made pursuant to Article 11 of this Agreement and/or to effect and consummate the repurchase or cancellation of any Contingent Shares in connection with any exercise by Versant of the Repurchase Right or the Repurchase Restriction or in any settlement, compromise or other resolution of any Earnout Dispute (as defined below);

(ii)           consenting to, negotiating and entering into settlements and compromises of, demanding arbitration of, arbitrating, contesting, defending, resolving, settling, or compromising, and/or complying with orders of courts and awards of arbitrators on behalf of all the Mokume Stockholders with respect to any Indemnity Claim made pursuant to Article 11 of this Agreement;

(iii)          consenting to, negotiating and entering into settlements and compromises of, demanding arbitration of, arbitrating, contesting, litigating in any court, defending, resolving, settling, or compromising, and/or complying with orders of courts and awards of arbitrators on behalf of all the Mokume Stockholders with respect to, any dispute regarding the Repurchase Right and/or whether the Revenue Objective has been fully achieved on or before the Deadline Date  (an “Earnout Dispute”);

(iv)          releasing Versant from, and/or to modifying, any or all of Versant’s obligations under Sections 6.4 and/or Section 6.5 regarding the means of conducting the Real-Time Competing Business Unit and/or maintaining Mokume as a subsidiary of Versant, on behalf of all the Mokume Stockholders; and

(v)           taking any and all other actions (including but not limited to executing and delivering any document or agreement on behalf of, and in the name, place and stead of, such Mokume Stockholder) (A) that are permitted to be taken by the Representative in his capacity as Representative under this Agreement, (B) which the Representative deems to be necessary or appropriate in the good faith judgment of the Representative for the accomplishment of any of the foregoing or to carry out any duty of the Representative or right of the Representative under this Agreement.

The Mokume Stockholders agree that the Representative will have the full and exclusive right, power and authority to act as agent and attorney-in-fact on behalf of each Mokume Stockholder with respect to any and all Permitted Actions described above in this Section or elsewhere in this Agreement including but not limited to the disposition, settlement or other handling of all Earnout Disputes, Indemnity Claims, and any other matters arising under Article 11 of this Agreement, so long as all Mokume Stockholders are, to the maximum extent feasible in accordance with the terms of this Agreement)  treated in the same manner on a pro rata basis in proportion to their respective interests in the Indemnity Shares or Contingent Shares, as applicable (except as an adversely affected Mokume Stockholder may otherwise consent in writing or as is otherwise provided for or contemplated by this Agreement and its Exhibits).  Each Mokume Stockholder hereby agrees that such Mokume Stockholder will be irrevocably bound by all actions taken by the Representative in connection with any and every Permitted Action (including but not limited to all matters arising under or relating to Article 11 of this Agreement or any Earnout Dispute), and that Versant will be entitled to rely on any action or decision of the Representative in connection therewith.  In performing the functions specified to be performed by the Representative in this Agreement, the Representative will not be liable to any Mokume Stockholder in the absence of gross negligence or willful misconduct on the part of the Representative and the Representative will be conclusively deemed not to have acted with gross negligence to the extent the Representative acted in accordance with the advice of independent legal counsel.

2.7          Effects of the Merger.  At and upon the Effective Time of the Merger:

(a)           the separate existence of Sub will cease, Sub will be merged with and into Mokume and Mokume will be the surviving corporation of the Merger (the “Surviving Corporation”) pursuant to the terms of this Agreement and the Certificate of Merger;

(b)           each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into one (1) share of Mokume Common Stock as provided in Section 2.1.1;

(c)           each share of Mokume Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into Versant Common Stock as provided in Section 2.1.2 and subject to the applicable provisions of this Article 2;

(d)           the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in full as set forth in Exhibit 1 to the Certificate of Merger;

(e)           the bylaws of the Surviving Corporation shall be amended to read in full exactly as the bylaws of Sub that are in effect immediately prior to the Effective Time (except that all references therein to Sub shall be amended to be references to the Surviving Corporation;

(f)            the officers of the Surviving Corporation (and the respective offices they will hold) will be Tom Miura —Chief Executive Officer; Lee McGrath — Chief Financial Officer and Secretary; and Ajay Jain — President;

(g)           the sole director of the Surviving Corporation will be Lee McGrath; and

(h)           the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

2.8          Securities Laws Compliance - Private Placement Exemption.  Subject to the terms and conditions of this Agreement, Versant will issue the shares of Versant Common Stock to be issued in the Merger pursuant to Section 2.1.2 pursuant to the exemption(s) from registration provided under Section 4(2) and/or Regulation D promulgated under the Securities Act, the exemption from qualification under Section 25120 of the California Corporate Securities Law of 1968, as amended (the “California Law”) provided by Section 25103(h) of the California Law (if and to the extent that Versant may be required to comply with the California Law in connection with the Merger) and applicable exemptions under applicable state securities laws.  Accordingly, as a condition to consummation of the Merger, each Mokume Stockholder hereby agrees to execute and deliver to Versant an Investment Representation Letter in the form of Exhibit F-1 or F-2 attached hereto, as applicable (the “Investment Representation Letter”).

2.9          Further Assurances.  If, at any time before or after the Effective Time, Versant believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Versant, the Surviving Corporation and their respective officers and directors may, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of Mokume or otherwise.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MOKUME

Mokume represents and warrants to Versant that, except as set forth in the letter addressed to Versant from Mokume that is executed by Ajay Jain, the Chief Executive Officer of Mokume and dated as of the Agreement Date (including all schedules thereto), which has been delivered by Mokume to Versant concurrently with the parties’ execution of this Agreement (the “Mokume Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date.  For all purposes of this Agreement (including without limitation Articles 8 and 9 hereof), the statements contained in the Mokume Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Mokume under Article 3 of this Agreement.

3.1          Organization and Good Standing.  Mokume is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Mokume has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse

Effect on Mokume.  Mokume has delivered to Versant and to Versant’s counsel, Fenwick & West LLP, true and correct copies of the currently effective Certificate of Incorporation and Bylaws of Mokume, each as amended to date.  Mokume is not in violation of its Certificate of Incorporation, Bylaws or any other charter documents.  All of the members of Mokume’s Board of Directors have been validly and lawfully elected to Mokume’s Board of Directors in compliance with Mokume’s Certificate of Incorporation and Bylaws, each as amended, and applicable law (including without limitation the DGCL).

3.2          No Subsidiaries.  Mokume does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.  Mokume is not a party to, nor is Mokume bound by, any written or oral agreement with any third party relating to a partnership, joint venture or any teaming arrangement involving Mokume.

3.3          Power, Authorization and Validity.

3.3.1        Power and Authority.  Mokume has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under, this Agreement and each of the Mokume Ancillary Agreements, and to consummate the Merger.  The execution, delivery and performance by Mokume of this Agreement and each of the Mokume Ancillary Agreements have been duly and validly approved and authorized by Mokume’s Board of Directors and Mokume’s stockholders in full compliance with applicable law (including without limitation the DGCL) and Mokume’s Certificate of Incorporation and Bylaws, each as amended.

3.3.2        No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a “Governmental Authority”) is necessary or required to be made or obtained by Mokume to enable Mokume to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the Mokume Ancillary Agreements, or to consummate the Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State as required under the DGCL to effect the Merger.

3.3.3        Enforceability.  This Agreement and each of the Mokume Ancillary Agreements are, or when executed by Mokume will be, valid and binding obligations of Mokume, enforceable against Mokume in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of equity governing the availability of specific performance, injunctive relief and other equitable remedies.  This Agreement is a valid and binding obligation of each of the Mokume Stockholders, enforceable against each of the Mokume Stockholders in accordance with its terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of equity governing the availability of specific performance, injunctive relief and other equitable remedies.  The Employment Agreements and the Non-Competition Agreements to be entered into by Ajay Jain (“Jain”) and Vikrant Ghai (“Ghai”), respectively, pursuant to the provisions of Articles 8 and 9 of this Agreement are, or when executed by Jain and Ghai will be, valid and binding obligations of Jain and Ghai, respectively, in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of equity governing the availability of  specific performance, injunctive relief and other equitable remedies.

3.4          Capitalization of Mokume.

3.4.1        Capital Stock.

(a)           Authorized and Outstanding Shares.  The authorized capital stock of Mokume consists entirely of 10,000,000 shares of Common Stock, $0.001 par value per share, of which a total of 2,424,000 shares are issued and outstanding as of the Agreement Date.  No fractional shares of Mokume Common Stock are issued or outstanding and Mokume holds no treasury shares.  No shares of any preferred stock of Mokume are, or ever have been, authorized, issued or outstanding.

(b)           Status of Shares.  All of the issued and outstanding shares of Mokume’s capital stock have been duly authorized and validly issued, are fully paid for and non-assessable, are not subject to any claim, lien, encumbrance, preemptive right, right of first refusal, right of first offer or right of rescission.  All of the issued and outstanding shares of Mokume’s capital stock issued prior to the Effective Time have been offered, issued, sold and delivered by Mokume in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws.  No stockholder of Mokume owes Mokume any money or other consideration representing any part of the purchase price of any outstanding shares of Mokume’s capital stock, including without limitation any money due under a promissory note payable to Mokume.  Mokume has no liability (or potential liability) to any stockholder (or former stockholder) for any dividends that have been declared or accrued or for any portion of any repurchase or redemption price payable to such stockholder (or former stockholder) to repurchase or redeem any of the stockholder’s shares of Mokume capital stock.

(c)           Stockholders; Mokume Restricted Shares.  A list of all holders of Mokume’s outstanding capital stock, and the total number of shares of (and share certificate numbers for) Mokume Common Stock owned by each and such holder is set forth in Schedule 3.4.1 to the Mokume Disclosure Letter (the “Mokume Stockholder List”).  The Mokume Stockholder List also accurately sets forth and states (i) the name of each Mokume Stockholder who owns any Mokume Restricted Shares (as defined in Section 2.1.3); and (ii) the number of Mokume Restricted Shares that will be held by each Mokume Stockholder as of immediately prior to the Effective Time.  The Mokume Stockholders who have executed this Agreement and whose names are listed on Exhibit A together own all of the issued and outstanding shares of the capital stock of Mokume in the respective amounts set forth in the Mokume Stockholder List, free and clear of any claims, liens, pledges, security interests, encumbrances and other impairments or imperfections of title.

3.4.2        No Options, Warrants or Rights.  There are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Mokume’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Mokume’s capital stock or obligating Mokume to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement.  There are no options, warrants, convertible debentures, or any other securities of Mokume, that will become an option, warrant, convertible debenture, security or other right to purchase or otherwise acquire any of the capital stock or other securities of Versant by reason of the Merger or this Agreement.  No person or entity holds, or has any option, warrant or other right to purchase or otherwise acquire, any issued and outstanding shares of the capital stock of Mokume from any holder of shares of the capital stock of Mokume.

3.4.3        No Voting Arrangements, Registration Rights.  There are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, or any put option arrangements, buy-sell agreements or redemption agreements obligating Mokume to redeem or repurchase any shares of its capital stock under any conditions.  There are no restrictions applicable to any shares of Mokume’s outstanding stock or other securities or to the conversion of any shares of Mokume’s capital stock in the Merger pursuant to any agreement or obligation to which Mokume is a party or, to Mokume’s knowledge, pursuant to any other agreement or obligation.  Mokume is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may subsequently be issued by Mokume.

3.5          No Conflict; No Consents.  Neither the execution, delivery or performance of this Agreement or any of the Mokume Ancillary Agreements by Mokume, the execution, delivery or performance of this Agreement by any of the Mokume Stockholders, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in:  (a) a termination, or a breach, impairment or violation by Mokume of (i) any provision of the Certificate of Incorporation or Bylaws of Mokume as currently in effect or (ii) any federal, state, local or foreign law, statute, rule, regulation, judgment, writ, decree or order, applicable to Mokume or to any of its assets or properties; or (b) a termination, or a default, material breach, impairment or violation, by Mokume of any Material Mokume Agreement (as defined in Section 3.11) or (ii) a default, material breach, impairment or violation of any material agreement, instrument, commitment or obligation of any Mokume Stockholder.  Neither Mokume’s nor any Mokume Stockholder’s entering into this Agreement or any Mokume Ancillary Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement or any Mokume Ancillary Agreement, will give rise to, or trigger the application of, any rights of any third party under any agreement, instrument, commitment or obligation of Mokume that would come into effect upon the effectiveness of the Merger.  The consummation by Mokume of the Merger or any other transaction contemplated by this Agreement will not require the consent, release, waiver or approval of any third party other than the required approval of Mokume’s stockholders under Section 251 of the DGCL.  Except as set forth in Schedule 3.5 to the Mokume Disclosure Letter, no consent or approval of any third party is required to ensure that, following the Effective Time, any Mokume Material Agreement will continue to be in full force and effect without any breach, default or violation thereof caused by virtue of this Agreement, the consummation of the Merger or any other transaction called for by this Agreement, any Mokume Ancillary Agreement or any agreement to be entered into by Jain or Ghai pursuant to this Agreement.

3.6          Litigation.  There is no action, claim, demand, suit, arbitration, mediation, investigation or other proceeding pending against Mokume (or, to Mokume’s knowledge, against any officer, director, stockholder, employee, key consultant or agent of Mokume in their capacity as such or relating to their employment, services, stock holdings or relationship with Mokume) before any court, administrative agency or arbitrator, nor, to Mokume’s knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened.  There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against Mokume or, to Mokume’s knowledge, against any officer, director, stockholder, employee, key consultant or agent of Mokume in their capacity as such.  To Mokume’s knowledge, there is no basis for any person, firm, corporation or other entity to assert a claim against Mokume, including without limitation any claim based upon:  (a) Mokume’s entering into this Agreement, any Mokume Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Mokume Ancillary Agreement;

(b) a disputed claim of ownership of any Mokume capital stock or options, warrants or other rights to acquire ownership of, any shares of the capital stock of Mokume or any rights as a Mokume stockholder, including any option, warrant or preemptive rights, right of refusal, rights of co-sale or tag-along rights or rights to notice or to vote, (c) a claim of ownership of any Mokume IP or Mokume Software (as those terms are defined in Section 3.13); or (d) a claim that any party has or holds any rights to resell, distribute, market, license, lease or otherwise furnish or provide any product or service sold, distributed, marketed, licensed, leased or otherwise furnished or provided by Mokume.

3.7          Taxes.

3.7.1        Mokume has timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due (including all necessary estimated tax payments), is not delinquent in the payment of any taxes, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date (as defined in Section 3.8) is fully reflected on the Balance Sheet (as defined in Section 3.8), and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established except for taxes arising in the ordinary course of Mokume’s business since the Balance Sheet Date (as defined in Section 3.8).  No deficiencies for any tax have been threatened, claimed, proposed or assessed against Mokume or any of the officers, employees or agents of Mokume in their capacity as such.  Mokume has not received any notification from the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or such tax authority regarding Mokume.  No tax return of Mokume has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority.  No tax liens have been filed or exist against any assets of Mokume.

3.7.2        Mokume is not, and since its inception has not been, (a) an “S corporation” within the meaning of the Code or (b) a “personal holding company” within the meaning of the Code.  Mokume has not filed any election under Section 341(f) of the Code.  Mokume has withheld all taxes required to be withheld, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.  There is not in effect any waiver by Mokume of any statute of limitations with respect to any taxes or tax matters.  Mokume has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code.  Mokume is not, and has not been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Mokume is not a party to any tax allocation, tax indemnity or tax sharing agreement nor does Mokume owe any amount under any such agreement.  Mokume has no liability for the taxes of any person (other than Mokume) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor or by contract or otherwise.  Mokume has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code nor has the stock of Mokume been distributed by any other corporation in a transaction satisfying the requirements of Section 355 of the Code.

3.7.3        For the purposes of this Agreement, the terms “tax” and “taxes” include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

3.8          Mokume Financial Statements.  Mokume has delivered to Versant, as Schedule 3.8 to the Mokume Disclosure Letter, (a) the unaudited balance sheet of Mokume as of October 31, 2002 (the “Balance Sheet”) and the unaudited monthly profit and loss statements of Mokume and its unincorporated predecessor (which is referred to herein as “Mokume”) for each of the months from March 2002 through October 2002 (all such unaudited financial statements of Mokume are hereinafter collectively referred to as the “Mokume Financial Statements”).  The Mokume Financial Statements fairly present the financial condition of Mokume in all material respects at the dates therein indicated and the results of operations for the period therein specified.  Mokume has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Balance Sheet, (ii) those that may have been incurred after October 31, 2002 (the “Balance Sheet Date”) in the ordinary course of Mokume’s business consistent with its past practices, and that do not, in the aggregate, exceed $20,000, either individually or collectively, and (iii) those that are not required to be set forth in the Balance Sheet under generally accepted accounting principles.  All reserves established by Mokume that are set forth in or reflected in the Balance Sheet (including but not limited to bad debt and warranty reserves and reserves for taxes) are reasonably adequate.

3.9          Title to Properties.   Except as expressly set forth in Schedule 3.9 to the Mokume Disclosure Letter, Mokume has good and marketable title to all of its respective assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind (other than liens for current taxes that are not yet due and payable) and any options or other rights to purchase any of such assets or properties.  All machinery, vehicles, equipment and other tangible personal property owned or leased by Mokume or used in its business are in reasonably good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Mokume is a party are in full force and effect and afford Mokume a valid leasehold interest in, and the right to peaceful and undisturbed leasehold possession of, the real or personal property that is the subject of the lease.  Mokume is not in violation in any material respect of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Mokume received any notice of violation of law with which it has not complied.  Mokume does not own any real property.

3.10        Absence of Certain Changes.  Except as set forth in Schedule 3.10 to the Mokume Disclosure Letter, since the Balance Sheet Date, there has not been with respect to Mokume any:

(a)           Material Adverse Change;

(b)           incurrence, creation or assumption by Mokume of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of Mokume; or (ii) any obligation, liability or indebtedness for borrowed money;

(c)           damage, destruction, theft or loss of any property or asset of Mokume, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on Mokume;

(d)           declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, any shares of the capital stock of Mokume, or any direct or indirect redemption, repurchase or other acquisition by Mokume of any shares of its capital stock or other securities or any change in any rights, preferences, privileges or restrictions of any outstanding security of Mokume;

(e)           change or increase in the compensation or benefits payable or to become payable to any of the officers, directors, employees or key consultants of Mokume;

(f)            payment of cash, property or other consideration by Mokume, or commitment, agreement or understanding that would require any payment of cash or other consideration by Mokume to any of officer, director, employee,  consultant or independent contractor of Mokume, in connection with, upon the consummation of, or by reason of, the Merger, this Agreement or any transaction contemplated by this Agreement; or

(g)           entering into by Mokume of any transaction, contract or agreement, or the incurrence by Mokume of any indebtedness, that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Mokume involving in excess of $20,000 that is not entered into in the ordinary course of Mokume’s business.

3.11        Contracts and Commitments.  Schedule 3.11 to the Mokume Disclosure Letter sets forth a list of (i) each of the written or oral contracts, agreements, licenses, commitments or other instruments to which Mokume is a party or to which Mokume or any of its assets or properties is bound that are described below in this Section 3.11 and (ii) each of the licenses and permits held by Mokume that are described below in this Section 3.11:

(a)           any distribution, marketing, sales representative, sale agent, franchise or similar agreement under which any third party is authorized to sell, resell, sublicense, lease, distribute, market or take orders for, any product, service or technology owned, marketed, sold, distributed, licensed or otherwise provided or furnished by Mokume;

(b)           any contract requiring payment to or from Mokume in an amount in excess of $20,000 per annum;

(c)           any contract or commitment in which Mokume has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or licensing rights, or rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Intellectual Property (as defined in Section 3.13) that is now or hereafter owned by, provided to, or provided by, Mokume, including but not limited to any Mokume IP or any Mokume Software (each as defined in Section 3.13);

(d)           any agreement that restricts Mokume from engaging in any aspect of its business, from engaging, participating or competing in any line of business or market or that restricts Mokume from engaging in any business in any market, with any customer(s) or in any geographic area;

(e)           any Mokume IP Agreement (as defined in Section 3.13) or any other contract or arrangement providing for the development of any software, content, technology or Intellectual Property (as defined in Section 3.13) by or for (or for the benefit or use of) Mokume;

(f)            any agreement, contract or arrangement providing for the purchase, lease or license of any software, data (including but not limited to electronically stored data), technology or Intellectual Property to (or for the benefit or use of) Mokume (indicating under which of such agreements, contracts or arrangements Mokume pays royalties or similar payments to any third party); but excluding licenses for software that is generally available to the public at retail stores or which is generally available on standard, non-negotiable license terms at a per copy license fee of less than $2,000 per copy);

(g)           any agreement, contract or arrangement pursuant to which Mokume has sold, leased or licensed any rights in or to any software, content data (including electronically stored data), technology or Intellectual Property to any third party;

(h)           any joint venture or partnership contract or agreement, any teaming agreement or subcontractor agreement, or any other agreement which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by Mokume with any other party;

(i)            any security agreement or other agreement or instrument encumbering any asset or property of Mokume, any promissory note or similar obligation of Mokume, any promissory note or similar obligations that is payable to Mokume, any credit line, credit facility, loan agreement or other agreement or commitment for the borrowing or lending of money pursuant to which Mokume may borrow or loan funds or Mokume has (or may) loan funds, any guarantee by Mokume of any obligation or indebtedness of another party or any guarantee of any obligation or indebtedness of Mokume, and any agreement or commitment for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(j)            any lease or other agreement under which Mokume is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $10,000 per annum, and any agreement for the sale, purchase or disposition of any real property;

(k)           any agreement or arrangement for the supply, sale, licensing or leasing by or to Mokume of any assets, properties, products, services or rights which is material to Mokume’s business as currently conducted or any website hosting, website linking, or similar agreement relating to any aspect or element of the Mokume Website or any portion thereof;

(l)            any contract or commitment for or relating to the employment or hiring for services of any officer, director, employee, consultant or independent contractor of Mokume or any other type of contract or understanding with any director, officer, employee or consultant of Mokume that is not immediately terminable by Mokume without cost or other liability, including but not limited to any contract or agreement requiring Mokume to make a payment to any officer, director, employee, consultant or independent contractor on account of the Merger or any transaction contemplated by this Agreement or agreement that is an exhibit to this Agreement;

(m)          any agreement or plan (including but not limited to any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or any other securities of Mokume or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(n)           consulting or similar agreement under which Mokume provides any advice or services to a third party;

(o)           any agreement pursuant to which Mokume has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(p)           any other instrument, agreement, contract, undertaking, understanding, understanding or commitment (whether verbal or in writing) to which Mokume is a party or by which Mokume or any of its assets or properties are bound that is (i) material to Mokume’s business, operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by Mokume in excess of $20,000; and

(q)           any Governmental Permit (as defined in Section 3.14.4).

A true and complete copy of each agreement or document required by subsections (a) through (q) of this Section to be listed on Schedule 3.11 to the Mokume Disclosure Letter (such agreements and documents being collectively referred to in this Agreement as the “Mokume Material Agreements”) and a copy of each Governmental Permit required by subparagraph (q) of this Section to be listed on Schedule 3.11 to the Mokume Disclosure Letter, has been delivered to Versant’s counsel, Fenwick & West LLP.  All Mokume Material Agreements are in full force and effect.

3.12        No Default; No Restrictions.

3.12.1      No Default.  Mokume is not in breach, default or violation of any Mokume Material Agreement.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to:  (a) result in a breach, default or violation of any of the provisions of any Mokume Material Agreement; or (b) give any third party (i) the right to declare a default or exercise any remedy under any Mokume Material Agreement, (ii) the right to a rebate, repurchase, charge back, penalty or change in delivery schedule under any Mokume Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of Mokume under any Mokume Material Agreement, or (iv) the right to cancel, terminate, rescind, modify or refuse to renew any Mokume Material Agreement.  Mokume has not received any notice or other communication (b) regarding any actual or asserted breach, default or violation of any Mokume Material Agreement by Mokume or by any other party to any Mokume Material Agreement, or (c) that any party to an Mokume Material Agreement that is renewable by its terms does not intend or expect to renew any such Mokume Material Agreement.

3.12.2      No Restrictions.  Mokume is not a party to, and no asset or property of Mokume is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (non-compete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) Mokume from freely engaging in any business now conducted by Mokume or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area or markets in which Mokume may sell, license, market, distribute, provide or support any product, technology or service, or restricting the markets, customers or industries that Mokume may address in operating its businesses), or includes any grants by Mokume of any exclusive license or distribution rights.

3.13        Intellectual Property.

3.13.1      Mokume IP; Intellectual Property.

(a)           Intellectual Property.  As used herein, the term “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, logos, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, moral rights, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, software source code and object code, algorithms, net lists, architectures, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records.

(b)           Mokume IP.  Mokume owns, or has the valid right or license to use, possess, sell, market, distribute or license, all Intellectual Property that is necessary or required for the conduct of Mokume’s business as presently conducted and as presently proposed to be conducted (such Intellectual Property being hereinafter collectively referred to as the “Mokume IP”), and such ownership rights and such  rights or licenses to use, possess, sell or license are (i) sufficient for the conduct of such business and (ii) enable Mokume to conduct its business as presently conducted and as presently proposed to be conducted without infringing any of the Intellectual Property of any third party.

(c)           Mokume Software.   All of the software owned by Mokume is described in Schedule 3.13.1 to the Mokume Disclosure Letter and is hereinafter referred to as the “Mokume Software”.  The Mokume Software is included in the Mokume IP.  Mokume owns all right, title and interest in and to, and all Intellectual Property associated with, the Mokume Software and each of the products or services developed and/or marketed by Mokume.  Except as may be set forth in Schedule 3.13 to the Mokume Disclosure Letter, no other person or entity owns or holds any rights in any of the Mokume IP or the Mokume Software.

3.13.2      No Default.  Neither the execution, delivery and performance of this Agreement, the Certificate of Merger, or the consummation of the Merger and the other agreements and transactions contemplated hereby and/or by any of the Mokume Ancillary Agreements will:  (a) constitute a material breach, violation or default of any instrument, contract, license or other agreement governing any Mokume IP to which Mokume or any of its subsidiaries is a party (collectively, the “Mokume IP Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Mokume IP held or owned by Mokume; or (c) materially impair the right of Mokume or the Surviving Corporation or their affiliates to use, possess, sell or license any Mokume IP (including but not limited to the Mokume Software) or any portion thereof.  There are no royalties, fees or other payments payable by Mokume to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Mokume IP (including but not limited to the Mokume Software) by Mokume or any of its subsidiaries.

3.13.3      No Infringement.  Neither Mokume’s use of any Mokume IP, nor the manufacture, marketing, sale, license, furnishing, provision, distribution or intended use of (a) any product or service (including without limitation any of the Mokume Software) currently licensed, utilized, sold, distributed, provided or furnished by Mokume or currently under development by Mokume or (b) the Mokume Software (or any portion thereof), violates any license or agreement between Mokume and any third party or any law or infringes or misappropriates any Intellectual Property Right of any other party.  There is no pending or, to the knowledge of Mokume, threatened, claim or litigation contesting the validity, ownership or right of Mokume or any of its subsidiaries to use, possess, sell, market, distribute, advertise, license, or dispose of the Mokume Software or any other Mokume IP  or any other product or service marketed or provided by Mokume nor, to the knowledge of Mokume, is there any basis for any such claim, nor has Mokume received any notice asserting that the Mokume Software or any other Mokume IP or the proposed use, sale, distribution, license or disposition thereof or any other product or service marketed by Mokume conflicts or will conflict with the rights of any other party, nor, to the knowledge of  Mokume, is there any reasonable basis for any such assertion.

3.13.4      No Breach by Employees or Consultants.  No employee, consultant or independent contractor of Mokume:  (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Mokume; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Mokume or used by Mokume that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property related thereto.  To Mokume’s knowledge, the employment of any employee of Mokume or the use by Mokume of the services of any consultant or independent contractor does not subject Mokume to any liability to any third party.

3.13.5      Protection of Proprietary Information.  Mokume has taken reasonable and customary steps to protect, preserve and maintain the secrecy and confidentiality of the Mokume IP and all Mokume’s ownership interests and proprietary rights therein.  All officers, employees, consultants and contractors of Mokume having access to proprietary information of Mokume, its customers or business partners, or who have developed for Mokume, or have access to, any software, proprietary information or inventions used or possessed by Mokume, have executed and delivered to Mokume an agreement whereby they have agreed to hold such software, proprietary information and inventions in confidence, and copies of the form of all such agreements have been delivered to Versant’s counsel.  Mokume has secured from all consultants, contractors and employees who, were involved in, or who contributed to, the creation or development of any Mokume IP, valid written assignments of all rights to such contributions that may be owned by such persons or that Mokume does not already own by operation of law.  No current or former employee, officer, director, consultant or independent contractor of Mokume has any right, license, claim or interest whatsoever in or with respect to any Mokume IP.

3.13.6      Registered and Unregistered Intellectual Property.  Schedule 3.13.6 to the Mokume Disclosure Letter contains a complete list of (i) all worldwide registrations (if any) by Mokume of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority; (ii) all applications, registrations, filings and other formal actions made or taken by Mokume pursuant to federal, state and foreign laws to secure, perfect or protect its interest in Mokume IP, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, (iii) all Mokume’s unregistered copyrights, trademarks and service marks that have been used in Mokume’s business.  All patents, and all registered trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses and copyrights held by Mokume are valid and enforceable.

3.13.7      Licenses.  Schedule 3.13.7 to the Mokume Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements as to which Mokume or any of its subsidiaries is a party and pursuant to which any person or entity is licensed or otherwise authorized to use any Mokume Software or any Mokume IP, and (ii) all licenses, sublicenses and other agreements to which Mokume is a party and pursuant to which Mokume is authorized to use any third party patents, trademarks, Internet domain names, Internet or World Wide Web URLs or addresses, or copyrights, including but not limited to software (“Third Party IP Rights”) which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided, furnished or marketed by Mokume, excluding licenses held by Mokume to use software that is generally available to the public at retail stores or which is generally available on standard, non-negotiable license terms at a per copy license fee of less than $2,000 per copy.  Each end-user of any software that has been marketed, distributed, provided or licensed, whether directly or indirectly, by Mokume (collectively, “Mokume-Marketed Software”) is bound by a written license agreement enforceable by Mokume pursuant to which such end-user is prohibited from reverse engineering, disassembling, disclosing or transferring any code of such Mokume-

Marketed Software and is not entitled to modify, or make derivative works from, any Mokume-Marketed Software (a “restricted use license agreement”).  Mokume has not granted to any party any license or other right to:  (a) make, prepare, create, develop or have made, prepared, created or developed, any modifications to, or any derivative works of, any Mokume Software (any such modifications to or derivative works of any Mokume Software being hereinafter referred to as “Mokume Software Derivatives”); (b) market, distribute, provide or license any Mokume Software or any Mokume Software Derivative to any end-user who has not executed and delivered a restricted use license agreement, or (c) market, distribute, provide or license any Mokume Software or any Mokume Software Derivative.

3.13.8      Source Code.  Except as set forth on Schedule 3.13.8 of the Mokume Disclosure Letter, neither Mokume nor any other party acting on its or their behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Mokume Source Code (as defined below).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any Mokume Source Code (as defined below).  Schedule 3.13.8 of the Mokume Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which Mokume has deposited, or is or may be required to deposit, with an escrowholder or any other party, any Mokume Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any Mokume Source Code.  As used herein, “Mokume Source Code” means, collectively, any software source code (or portion thereof) of any software that is (a) included in the definition of Mokume IP, Mokume Software or Mokume-Marketed Software; (b) incorporated or embodied in any product marketed by Mokume; or (c) used by Mokume to provide a service.

3.13.9      Infringement of Mokume Rights.  To Mokume’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Mokume IP or any Intellectual Property Right of Mokume by any third party, including any employee or former employee of Mokume.  Mokume has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by Mokume.

3.13.10    Conformity to Warranty.  All software developed by Mokume and licensed by Mokume to customers, all other products manufactured, sold, licensed, leased or delivered by Mokume to customers and all services provided by Mokume to customers on or prior to the Closing Date, conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to Mokume’s customers and Mokume does not have any material liability in connection therewith.

3.14        Compliance with Laws.

3.14.1      Compliance with Applicable Law. Mokume has complied, and is now and at the Closing Date will be in compliance, in all material respects, with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business (collectively, “Applicable Law”).

3.14.2      Disclosures.  None of the disclosures made or contained in any Mokume Website have been inaccurate, misleading or deceptive or in violation of Applicable Law in any material respect.

3.14.3      Governmental Permits.  Mokume holds all permits, licenses and approvals from, and has made all filings with, government agencies and authorities, that are necessary for Mokume to conduct its present business without any violation of Applicable Law (“Governmental Permits”) and all such Governmental Permits are in full force and effect.  Mokume has not received any written notice from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

3.14.4      Improper Payments.  Neither Mokume nor any director, officer, agent or employee of Mokume has, for or on behalf of Mokume, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.15        Certain Transactions and Agreements.  To Mokume’s knowledge, none of the past or present stockholders, officers, directors or key employees of Mokume nor any member of their immediate families (collectively, “Mokume Insiders”):  (a) has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Mokume (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded); (b) is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with Mokume, except for normal compensation for services as an officer, director, employee or consultant of Mokume that have been disclosed to Versant; or (c) has any interest in any property, real or personal, tangible or intangible (including but not limited to any Mokume IP or any other Intellectual Property) that is used in, or that pertains to, the business of Mokume, except for the normal rights of a stockholder.

3.16        Employees, ERISA and Other Compliance.

3.16.1      Employment Compliance.  Mokume is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters.  A list of all current employees, officers and consultants of Mokume and their current title and/or job description and compensation is set forth on Schedule 3.16.1 to the Mokume Disclosure Letter.  Mokume does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).  Mokume has no liability to any employee, officer or director of Mokume, for the payment of any bonus or other compensatory payment that will be triggered by or become payable as a result of, the execution or delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the agreements which are exhibits hereto.

3.16.2      Labor Relations.  Neither Mokume nor any of its subsidiaries (i) now is, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization or (iv) has any current labor disputes.  To its knowledge, Mokume has generally good labor relations with its employees.  Mokume has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on such labor relations, or that any of Mokume’s employees intends to leave their employ.  All of the employees of Mokume are legally permitted to be employed by Mokume in the United States of America in their current job capacities.

3.16.3      ERISA.  Neither Mokume nor any other employer that is under common control with Mokume, within the meaning of Code Section 414(b), (c), (m) or (o) and the regulations promulgated thereunder (each such employer an “ERISA Affiliate”) has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA.  No pension plan of Mokume is subject to Title IV of ERISA.

3.16.4      Employment Benefit Arrangements.

(a)           Mokume Benefit Arrangements.  Schedule 3.16.4 to the Mokume Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Mokume or which is sponsored by any ERISA Affiliate and covers any employee or former employee of Mokume.  Such contracts, plans and arrangements as are described in this Section 3.16.4(a) are hereinafter collectively referred to as “Mokume Benefit Arrangements.”  Mokume has delivered to Versant or its counsel a complete and correct copy of each Mokume Benefit Arrangement or, if no such document exists, a written description of such Mokume Benefit Arrangement.

(b)           Compliance.  Each Mokume Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Mokume Benefit Arrangement, and each such Mokume Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfies the requirements of the Tax Reform Act of 1986 (a copy of which letter(s) have been delivered to Versant and its counsel).  Mokume has timely filed and delivered to Versant and its counsel the most recent annual report (Form Series 5500) for each Mokume Benefit Arrangement that is an “employee benefit plan” as defined under ERISA and for which such report is required.  Mokume has not been a participant in any “prohibited transaction”, within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Mokume sponsors as employer or in which Mokume participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), Code Section 4975, or which could result in an excise tax under the Code.

(c)           Contributions.  All contributions due from Mokume with respect to any Mokume Benefit Arrangements have been made.  All contributions with respect to any Mokume Benefit Arrangements have been timely made in accordance with the terms of the Mokume Benefit Arrangement and applicable law.  Mokume shall not have any liability for contributions attributable to or benefits payable under any Mokume Benefit Arrangement to employees of any other ERISA Affiliates.

(d)           Participation.  All individuals who, pursuant to the terms of any Mokume Benefit Arrangement, are entitled to participate in any such Mokume Benefit Arrangement, are currently participating in such Mokume Benefit Arrangement or have been offered an opportunity to do so.  Mokume shall have no liability for benefits accrued or claims attributable to service of Mokume employees following the effective date of its withdrawal from any Mokume Benefit Arrangement.

Mokume shall have no liability under the Mokume Benefit Arrangements for benefits accrued or claims attributable to the employees of any other ERISA Affiliates at any time.

3.16.5      No Increase in Expense.  The termination of, or the termination of Mokume’s participation in, any of the employee pension benefit plans which Mokume sponsors as employer or in which Mokume participates as an employer and the distribution of the assets thereunder shall not trigger any surrender fee, reverse load or other cost that would reduce a participant’s account or benefit.  Furthermore any such termination would not trigger a fee payable by Versant or Mokume which would exceed $500 per employee pension benefit plan in connection with the termination of such a plan.

3.16.6      Continuation of Coverage; COBRA.  The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Mokume are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect Mokume employees.  As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any of Mokume Benefit Arrangements, covered employees, or qualified beneficiaries.

3.16.7      Parachute Payments.  No benefit payable or which may become payable by Mokume pursuant to any Mokume Benefit Arrangement or as a result of or arising under this Agreement or the Merger will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.  Neither Mokume nor any subsidiary of Mokume is a party to any:  (a) agreement with any executive officer or other key employee thereof  (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Mokume or such Mokume subsidiary in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Mokume Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Mokume Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Mokume Ancillary Agreement.

3.16.8      Solicitation Permitted.  Neither the recruiting, solicitation or hiring by Versant of any of the employees of Image Vision Private Limited, an Indian company (“Image Vision”) will (a) result in a breach, default or violation of any agreement or obligation of Mokume nor (b) give rise to any claim by Image Vision against Versant or the Surviving Corporation or any of their affiliates or (c) result in any liability of Versant or the Surviving Corporation to Image Vision.

3.17        Corporate Documents.  Mokume has made available to Versant for examination all documents and information listed in the Mokume Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement which have been requested by Versant’s legal counsel, including, without limitation, the following:  (a) copies of Mokume’s Certificate of Incorporation and Bylaws, each as amended and currently in effect; (b) Mokume’s Minute Book containing all records of all proceedings, consents, actions, and meetings of Mokume’s stockholders, board of directors and any committees thereof; (c) Mokume’s stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by, and filings by Mokume with, any regulatory agency with respect to Mokume, or any securities of Mokume, and all applications for such permits, orders, and consents; and (e) all the Mokume Material Agreements.

3.18        No Brokers.  Neither Mokume, nor any affiliate of Mokume is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Versant will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of Mokume, any of its employees, officers, directors, stockholders, agents, subsidiaries or affiliates.

3.19        Books and Records.  The books, records and accounts of Mokume (a) are in all material respects true, complete and accurate, (b) have been maintained in accordance with good business practices, (c) accurately and fairly reflect the transactions and dispositions of the assets of Mokume, and (d) accurately and fairly reflect the basis for the Mokume Financial Statements.

3.20        Insurance.  All policies of insurance now held by Mokume are set forth in Schedule 3.20 to the Mokume Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.  Mokume has in force all legally required workers’ compensation insurance.

3.21        Environmental Matters.  Mokume is in compliance with all applicable Environmental Laws (as defined below).  Mokume has not received any written notice, whether from a governmental body, employee or otherwise, that alleges that Mokume is not in compliance with any Environmental Law.  To Mokume’s knowledge, no current or prior owner of any property leased, possessed or ever owned by Mokume has received any written notice or communication, whether from a government body, employee or otherwise, that alleges that such current or prior owner or Mokume is not in compliance with any Environmental Law.  To Mokume’s knowledge, (a) the real estate and improvements thereon comprising the premises on which Mokume’s offices, buildings and facilities are located (the “Mokume Premises”) have not been tainted or polluted by any Material of Environmental Concern and (b) no Materials of Environmental Concern are present on the Mokume Premises.  For purposes of this Section 3.21:  (i) “Environmental Law” means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Material of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, radioactive substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.22        Vote Required.  The affirmative vote of the holders of:  (a) a majority of the shares of Mokume Common Stock that are issued and outstanding on the Record Date (as defined below) is the only vote of the holders of any of the shares of Mokume’s capital stock that is necessary to approve this Agreement, the Merger, the Certificate of Merger, and the other transactions contemplated by this Agreement under applicable law (including but not limited to the DGCL), Mokume’s Certificate of Incorporation, Bylaws and any other charter documents of Mokume, and under any agreement or contract regarding the voting of shares of Mokume’s capital stock.  As used in this Section, the term “Record Date” means the record date for determining those stockholders of Mokume who are entitled to vote at the Mokume Stockholders’ Vote, whether such vote is taken at a stockholders’ meeting or by written consent without a meeting.

3.23        Board Approval.  The Board of Directors of Mokume has unanimously (a) approved this Agreement and the Merger, the Mokume Ancillary Agreements and all the agreements, transactions and actions contemplated by this Agreement, (b) determined that the Merger is in the best interests of the stockholders of Mokume and is on terms that are fair to such stockholders and (c) voted to submit this Agreement, the Merger, the Merger and the transactions and agreements contemplated by this Agreement to the vote and approval of Mokume’s stockholders and to recommend approval of this Agreement and the Merger to the stockholders of Mokume.

3.24        No Existing Discussions.  Neither Mokume nor any director, officer or agent of Mokume is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any transaction that would be inconsistent with the accomplishment of the Merger, such as, without limitation, any merger, consolidation, sale of assets or similar business combination transaction with a third party involving Mokume.

3.25        Disclosure.  Neither the representations and warranties of Mokume contained in Article 3 of this Agreement and the Mokume Disclosure Letter, nor any of the certificates to be delivered by Mokume to Versant under Article 9 of this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.  None of the information supplied or to be supplied by or on behalf of Mokume for inclusion in any information statement to be provided to the stockholders of Mokume in connection with the Mokume Stockholders’ Vote (the “Information Statement”) will, as of the date such Information Statement is first sent to the stockholders of Mokume, contain any untrue statement of a material fact or omit to state any material fact regarding Mokume that is required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF VERSANT AND SUB

Versant and Sub hereby represent and warrant that, except as set forth in the letter addressed to Mokume from Versant executed by the Chief Executive Officer or the Chief Financial Officer of Versant and dated as of the Agreement Date which has been delivered by Versant to Mokume concurrently herewith (the “Versant Disclosure Letter”), each of the following representations, warranties and statements in the following sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date.  For all purposes of this Agreement (including without limitation Articles 8 and 9 hereof), the statements contained in the Versant Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Versant under Article 4 of this Agreement.

4.1          Organization and Good Standing.  Versant is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.  Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Neither Versant nor Sub is in violation of its Articles of Incorporation (in the case of Versant), Certificate of Incorporation (in the case of Sub) or Bylaws.

4.2          Power, Authorization and Validity.

4.2.1        Authority.  Versant has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Versant Ancillary Agreements. The execution, delivery and performance by Versant of this Agreement and the Versant Ancillary Agreements have been duly and validly approved and authorized by Versant’s Board of Directors in compliance with applicable law and Versant’s Articles of Incorporation and Bylaws, each as amended.  The issuance by Versant of the shares of Versant Common Stock to be issued in the Merger does not require the approval of Versant’s stockholders.  Sub has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and each of the Sub Ancillary Agreements.  The execution, delivery and performance of this Agreement and all other Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub’s Board of Directors and by Versant as the sole stockholder of Sub in compliance with applicable law (including without limitation the DGCL) and Sub’s Certificate of Incorporation and Bylaws, each as amended.

4.2.2        No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Versant or Sub to enable them to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, and each of the Versant Ancillary Agreements and Sub Ancillary Agreements, as applicable, or to consummate the Merger, except for: (a) the filing by Versant of such reports and information with the SEC under the Exchange Act as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby; (b) the filing with the SEC of a Form D relating to the issuance of Versant securities in the Merger, if so elected by Versant; (c) the filing of the Certificate of Merger with the Delaware Secretary of State and any such further documents as may be required under the DGCL to effect the Merger; (d) such other filings as may be required to be made by Versant by the rules and bylaws of the Nasdaq Stock Market with respect to the Merger; and (e) such other filings, if any, as may be required to comply with federal and state securities laws.

4.2.3        Enforceability. This Agreement and each of the Versant Ancillary Agreements are, or when executed by Versant will be, valid and binding obligations of Versant, enforceable against Versant in accordance with their respective terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of equity governing the availability of specific performance, injunctive relief and other equitable remedies.  This Agreement and each of the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of equity governing the availability of specific performance, injunctive relief and other equitable remedies.

4.3          Capitalization of Versant.

4.3.1        Stock.  The authorized capital stock of Versant consists entirely of 30,000,000 shares of Versant Common Stock, no par value per share, and 3,000,000 shares of Preferred Stock, no par value per share (the “Versant Preferred Stock”), of which 2,000,000 shares have been designated Series A Preferred Stock (“Versant Series A Preferred Stock”).  At the close of business on November 14, 2002, 12,376,315 shares of Versant Common Stock were issued and outstanding and 1,313,743 shares of Series A Preferred Stock were issued and outstanding.  The Versant Series A Preferred Stock holds certain rights and preferences (including but not limited to dividend and liquidation preferences) that are senior to the rights of the Versant Common Stock as set forth in the Certificate of Determination filed by Versant with the California Secretary of State on July 13, 1999.  All issued and outstanding shares of Versant Common Stock and Versant Series A Preferred Stock have been duly authorized and validly issued, are fully paid and non-assessable and not subject to preemptive rights.  As of the Agreement Date, each share of Versant Series A Preferred Stock is convertible into two (2) shares of Versant Common Stock.  As of the date hereof, the authorized capital stock of Sub consists of 100 shares of Common Stock, $0.001 par value per share, of which 100 shares have been duly authorized and validly issued, are fully paid and non-assessable, all of which shares are outstanding and owned by Versant.

4.3.2        Options and Warrants.  As of November 15, 2002: (a) options to purchase an aggregate total of 3,697,547 shares of Versant Common Stock were outstanding (the “Outstanding Versant Options”) and (b) warrants to purchase an aggregate of 1,332,796 shares of Versant Common Stock were outstanding (the “Outstanding Versant Warrants”).

4.3.3        No Other Options, Etc.  Except for the Outstanding Versant Options and Outstanding Versant Warrants described in Section 4.3.2 above, options to purchase Versant Common Stock granted after November 15, 2002, and rights of Versant employees to subscribe for shares of Versant Common Stock under the Versant 1996 Employee Stock Purchase Plan, as of the Agreement Date, there were no outstanding options, warrants, convertible or other securities of Versant entitling any party to purchase or acquire shares of Versant Common Stock or any other stock or security of Versant.

4.4          No Violation of Material Agreements.  Neither the execution and delivery of this Agreement nor any Versant Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any Versant Ancillary Agreement, will conflict with, or (with or without notice or lapse of time, or both) result in:  (a) a material breach, impairment or violation of (i) any provision of the Articles of Incorporation or Bylaws of Versant, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation to which Versant or its assets or properties is subject that would have a Material Adverse Effect on Versant; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which Versant is a party or by which Versant or its properties are bound which is listed as a material agreement in the exhibit list to (a) Versant’s annual report on Form 10-K for its transition period from January 1, 2001 through October 31, 2001, filed on January 29, 2002 (the “2001 10-K”) or (b) any report on Form 10-Q or Form 8-K filed by Versant since the date on which Versant filed the 2001 10-K with the SEC.

4.5          SEC Documents; Versant Financial Statements.  As used herein, the term “Versant SEC Documents” means, collectively, the 2001 10-K and all reports, proxy statements or registration statements filed by Versant with the SEC under the Securities Act or the Exchange Act subsequent to January 29, 2002 and prior to the Agreement Date.  As of their respective filing dates, the Versant SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and no Versant SEC Documents contained, as of its respective filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading in any material respect, except to the extent corrected by a document subsequently filed with the SEC.  The Versant SEC Documents constitute all reports and documents that Versant was required to file with the SEC under applicable law during the period beginning on January 29, 2002 and ending on the Agreement Date.  The financial statements of Versant, including the notes thereto, included in the Versant SEC Documents (the “Versant Financial Statements”) were prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and, as of their filing dates, presented fairly the consolidated financial position of Versant at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments), and except to the extent modified or corrected by financial statements subsequently filed with the SEC.

4.6          Validity of Shares.  The shares of Versant Common Stock to be issued pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and non-assessable and free of liens and encumbrances created by Versant, (b) will be subject to applicable securities law restrictions on transfer, including those imposed by Regulation D and/or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act, and under applicable “blue sky” state securities laws, and (c) will  at the Effective Time be authorized for listing on the Nasdaq Smallcap Market subject to notice of issuance.  Versant makes no representation or warranty with respect to how long the Versant Common Stock may continue to be listed on the Nasdaq Smallcap Market.

4.7          No Brokers.  Versant is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Versant Ancillary Agreements or in connection with any transaction contemplated hereby or thereby for which Mokume or any of the Mokume Stockholders will incur any personal liability.

4.8          Litigation.  There is no action, claim, suit, arbitration, proceeding, claim or investigation pending (or, to Versant’s knowledge, threatened) against Versant before any court, administrative agency or arbitrator that, if determined adversely to Versant, is likely to have a Material Adverse Effect on Versant’s financial condition or results of operation.

4.9          Disclosure.  Neither the representations and warranties contained in Article 4 of this Agreement and the Versant Disclosure Letter, nor any of the certificates to be delivered by Versant to Mokume under Article 8 of this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 5
COVENANTS OF MOKUME

Mokume and (solely with respect to Section 5.15) each Mokume Stockholder, covenants and agrees with Versant and Sub as follows:

5.1          Approval of Mokume’s Stockholders.  Mokume shall take the actions necessary to conduct and obtain approval of this Agreement and the Merger through, the Mokume Stockholders’ Vote (as defined in Article 1) at the earliest practicable date on or after the Agreement Date (consistent with, and subject to, Mokume’s performance of its obligations under Section 5.9).  In connection therewith, Mokume’s Board of Directors shall recommend to Mokume’s stockholders that they approve the Merger, this Agreement and the transactions contemplated thereby.  The Mokume Stockholders’ Vote shall be called, held and conducted, and any proxies or written consents shall be solicited, in compliance with Mokume’s Certificate of Incorporation and Bylaws, both as amended, and in compliance with applicable law (including without limitation the DGCL).  Mokume will not put any proposal up for the vote of its stockholders (as part of the Mokume Stockholders’ Vote or otherwise) other than the proposal to approve this Agreement and the Merger, without obtaining Versant’s prior written consent to do so, which consent will not be unreasonably withheld, consistent with the provisions, purposes and intent of this Agreement.

5.2          Information Statement; Cooperation.  Mokume will be solely responsible for any statement, information or omission in the Information Statement relating to Mokume or its affiliates that is provided to Mokume’s Stockholders in connection with the Mokume Stockholders’ Vote.  Mokume will in good faith comply with its obligations under Section 5.9 (including without limitation its obligations to cooperate with Versant in connection with the Information Statement) and Mokume will use its good faith diligent efforts to assist Versant in all reasonable ways in complying with the requirements of the exemptions provided by Section 4(2) and/or Regulation D under the Securities Act with respect to the issuance of Versant securities in the Merger.

5.3          Regulatory Approvals.  Mokume will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Versant may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Mokume Ancillary Agreement.  Mokume will use its diligent efforts to obtain, and to cooperate with Versant to promptly obtain, all such authorizations, approvals and consents.

5.4          Necessary Consents.  Mokume will use its diligent efforts to obtain such consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate, in addition to those set forth in the foregoing Sections of this Article 5, in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement and to enable Mokume to carry on its business after the Effective Time substantially as such business was conducted by Mokume prior to the Effective Time.

5.5          Litigation.  During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, Mokume will notify Versant in writing promptly after learning of any claim, demand, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, tribunal, board or governmental agency, initiated by or against Mokume, or known by Mokume to be threatened against Mokume or against any of its stockholders, officers, directors, employees or stockholders in their capacity as such.

5.6          No Other Negotiations. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10, or  (b) consummation of the Merger at the Effective Time, Mokume will not, and Mokume will not authorize, encourage or permit any officer, director, employee, stockholder or agent of Mokume or any other person on Mokume’s behalf to, directly or indirectly:  (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding Mokume to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Versant) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Mokume and any third party that is related to, provides for or concerns any Alternative Transaction.  During the foregoing time period identified in the preceding sentence, Mokume will promptly disclose to Versant any inquiries or proposals for Alternative Transactions received by it from any third parties, which disclosure shall include the identity of the party making the inquiry or proposal and the terms of any proposal that are received.  As used herein, the term “Alternative Transaction” means (i) any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of Mokume’s business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, tender offer, license and/or any other form of business combination or (ii) any initial public offering of capital stock or other securities of Mokume pursuant to a registration statement filed under the Securities Act or otherwise.

5.7          Access to Information.  During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10, or  (b) consummation of the Merger at the Effective Time, Mokume will allow Versant and its agents, during normal business hours and on reasonable advance notice (which may be given orally), access to the files, books, records, personnel and offices of Mokume, including, without limitation, any and all information relating to Mokume’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of any written nondisclosure or confidentiality Agreement between Mokume and Versant.  Mokume will cause its accountants to cooperate with Versant and its agents in making available all financial information reasonably requested by Versant, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.8          Satisfaction of Conditions Precedent.  During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, Mokume will use its diligent efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles 8 and 9, and Mokume will use its diligent efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement by the Termination Date.

5.9          Securities Law Compliance.  Mokume will use its diligent good faith efforts:  (a) to cause each Mokume Stockholder to execute and deliver to Versant, at or prior to the Closing, an Investment Representation Letter and (b) to deliver to each Mokume Stockholder (i) all disclosure documents regarding Versant and the Merger that Versant requests Mokume to deliver to each Mokume Stockholder for the purposes of making disclosures to such stockholders regarding Versant.  Mokume will also use its diligent efforts to assist Versant to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

5.10        Mokume Employee Plans and Benefit Arrangements.  Mokume shall terminate its participation in any Mokume Benefit Arrangement at, immediately prior to or as soon as administratively feasible following, the Effective Time upon the request of Versant.  In the event that the distribution or rollover of assets from the trust of a Code Section 401(k) plan in which Mokume was a participating employer prior to the Effective Time will trigger liquidation, surrender or other fees which will be imposed on the account of any participant or beneficiary of such terminated plan, Mokume shall take such actions as are necessary to reasonably estimate the amount of such fees and provide such reasonable estimate in writing to Versant prior to the Effective Time.

5.11        Closing of Merger.  Mokume will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to Mokume’s obligations to effect the Merger under Article 8 have been satisfied or waived by Mokume and Versant elects to consummate the Merger.

5.12        No Transfer.  During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, no Mokume Stockholder shall sell, pledge, encumber, transfer or dispose of any shares of Mokume stock that he, she or it owns as of the Agreement Date.

ARTICLE 6
VERSANT COVENANTS

6.1          Regulatory Approvals.  Versant will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the Versant Ancillary Agreements and Sub Ancillary Agreements in accordance with the terms of this Agreement.  Versant will use diligent efforts to obtain all such authorizations, approvals and consents.

6.2          Satisfaction of Conditions Precedent.  Versant will use its diligent efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and Versant will use its diligent efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement by the Termination Date.

6.3          Nasdaq Smallcap Listing.  Prior to the Effective Time, Versant will take all actions necessary to authorize for listing on the Nasdaq Smallcap Market (or on whatever other securities exchange or stock quotation or trading system on which Versant Common Stock is trading or quoted at the Effective Time), the shares of Versant Common Stock to be issued upon consummation of the Merger pursuant to Section 2.1.2.

6.4          Real-Time Computing Business Unit.  Versant agrees that, unless the Representative otherwise agrees in writing with Versant, from the Effective Time until the earlier of (i) the first date on which the Revenue Objective is fully achieved (as defined in Section 2.4) or (ii) the Deadline Date, Versant will, at its sole option and discretion, conduct the Real-Time Computing Business as (a) as a separate subsidiary of Versant and/or (b) as a functional business unit or division within Versant’s operations.

6.5          Surviving Corporation as Subsidiary.  Versant agrees that, except to the extent that the Representative may otherwise agree with Versant in writing (which agreement of the Representative shall not be unreasonably withheld or delayed), Versant will maintain the Surviving Corporation as a separate subsidiary corporation until the first (1st) anniversary of the Effective Time.

6.6          Position of Jain.  Versant agrees that, effective upon the Effective Time, Jain will be appointed to act as the President or the President of Versant’s Real-Time Computing Business Unit.  Nothing in the preceding sentence will be construed to, nor will, prevent or preclude Versant (or any subsidiary or affiliate of Versant) from at any time changing Jain’s titles, duties or responsibilities as an employee of Versant or any subsidiary or affiliate of Versant, or from termination Jain’s employment with Versant or any subsidiary or affiliate of Versant.

6.7          Nomination of Director.  At or prior to the Effective Time, a committee of Versant’s Board of Directors the (“Committee”) shall nominate for election to Versant’s Board of Directors by Versant’s Board of Directors, one (1) person (other than Jain) who is (a) a member of Mokume’s Board of Directors on the date of this Agreement, (b)  expressed his willingness to serve on Versant’s Board of Directors to Versant and (c) mutually acceptable to Jain and the Committee.

6.8          Closing of Merger.  Versant will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to Versant’s obligations to effect the Merger under Article 9 have been satisfied or waived by Versant and Mokume elects to consummate the Merger.

ARTICLE 7
CLOSING MATTERS

7.1          The Closing.  Subject to termination of this Agreement as provided in Article 10, the closing of the transactions to consummate the Merger (the “Closing”) will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard

Time on the first business day after all of the conditions to Closing set forth in Articles 8 and 9 have been satisfied and/or waived in accordance with this Agreement, or on such later time and date as Versant and Mokume may mutually agree on (the “Closing Date”).  Concurrently with the completion of the Closing, the Certificate of Merger will be filed with the Delaware Secretary of State.

7.2          Surrender and Exchange of Stock Certificates.

7.2.1        Surrender by Mokume Stockholders.  At or after the Closing, each Mokume Stockholder will surrender the certificate(s) for all shares of Mokume Common Stock owned by such Mokume Stockholder (each a “Mokume Certificate”), duly endorsed in blank (or accompanied by a stock power duly endorsed and executed by such Mokume Stockholder), for cancellation as of the Effective Time.

7.2.2        Delivery by Versant.  Promptly after the Effective Time and after the surrender and delivery by a Mokume Stockholder to Versant of (i) all such Mokume Stockholder’s Mokume Certificate(s) representing all the shares of Mokume Common Stock owned by such Mokume Stockholder immediately prior to the Effective Time, duly endorsed as required in Section 7.2.1, and (ii) an Investment Representation Letter executed by such Mokume Stockholder, Versant or its transfer agent will issue in the name of such Mokume Stockholder:  (a) certificates for the number of shares of Versant Common Stock that such Mokume Stockholder is entitled to receive upon the conversion of such holder’s shares of Mokume Common Stock pursuant to Section 2.1.2, which shall be withheld and retained in the custody and possession of Versant and/or its agent(s) pursuant to the provisions of Section 2.5 and plus (b) the amount of cash in lieu of fractional shares in the amount payable to such holder in accordance with Section 2.2, payable by check or wire transfer, at Versant’s option.

7.2.3        No issuance of certificates of Versant Common Stock will be made, no payment of cash described in Section 7.2.2 will be paid and no dividends or distributions payable to holders of record of Versant Common Stock after the Effective Time, will be paid to the holder of any unsurrendered Mokume Certificate with respect to the shares of Versant Common Stock into which the shares of Mokume Common Stock represented by such Mokume certificate have been converted in the Merger until the holder of such unsurrendered Mokume Certificate surrenders such Mokume Certificate to Versant duly endorsed (or accompanied by a stock power duly endorsed and executed) by such holder as provided in Sections 7.2.1 and 7.2.2, together with an executed Investment Representation Letter as provided in Section 7.2.2.

7.2.4        After the Effective Time there will be no further registration of transfers on the stock transfer books of Mokume or its transfer agent of any shares of Mokume capital stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Mokume Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

7.2.5        Until Mokume Certificates representing shares of Mokume Common Stock outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1 above, such Mokume Certificates will be deemed, for all purposes, to evidence ownership of the right to receive the number of shares of Versant Common Stock (plus cash for eliminated fractional shares as provided in Section 2.2) into which such shares of Mokume Common Stock will have been converted pursuant to Section 2.1.2 in the Merger, subject to all the provisions of this Agreement, including but not limited to the provisions of Section 2.4 regarding the Repurchase Right and the Repurchase Restriction, Section 2.5 regarding the withholding of Versant stock certificates and the provisions of Article 11 regarding indemnification.

7.2.6        Each stock certificate representing shares of Versant Common Stock issued pursuant to this Agreement shall bear the following legend (in addition to any legends required by applicable state laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE 1933 ACT (AND A CURRENT PROSPECTUS) IS IN EFFECT AS TO THE SECURITIES, (2) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT IS AVAILABLE, OR (3) THE SECURITIES ARE SOLD PURSUANT TO RULE 144 OF THE 1933 ACT.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

7.2.7        Versant may issue appropriate “stop transfer” instructions to its transfer agent.  Versant shall not be required (a) to transfer or have transferred on its books any shares of Versant Common Stock issued pursuant to this Agreement that have been sold or otherwise transferred in violation of any of the provisions of (i) the legend set forth in Section 7.2.6, (ii) any other provisions of this Agreement, (iii) any applicable law or (iv) the Investment Representation Letter,  or (b) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred in violation of any law or of any provision of this Agreement or the Investment Representation Letter.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF MOKUME

Mokume’s obligations to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Mokume, but only in a writing signed by Mokume):

8.1          Accuracy of Representations and Warranties.  The representations and warranties of Versant and Sub set forth in Article 4 (as qualified by the Versant Disclosure Letter) will be true and correct in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing (except for those representations and warranties which address matters only as of a particular date or dates, which need be true and correct only as of such date or dates), and Mokume will have received a certificate to such effect executed by Versant’s President or Chief Financial Officer.

8.2          Agreements and Covenants.  Versant and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Mokume shall have received a certificate to such effect executed by Versant’s President or Chief Financial Officer.

8.3          Compliance with Law; No Legal Restraints; No Litigation.  No litigation or proceeding (other than any litigation or proceeding initiated by Mokume or any of its affiliates) will be pending (a) for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or (b) which could be reasonably expected to have a Material Adverse Effect on Versant and its consolidated subsidiaries, considered together as a whole.  There will not be any outstanding, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation or any judgment or ruling by any court, arbitrator, governmental agency or authority, that, directly or indirectly, challenges, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

8.4          Government Consents.   There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

8.5          Mokume Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the Mokume Stockholders by the requisite vote required under the DGCL and the Certificate of Incorporation and Bylaws, each as amended.

8.6          Listing of Shares.  The shares of Versant Common Stock issuable to Mokume Stockholders pursuant to this Agreement shall have been authorized for listing on the Nasdaq Smallcap Market (or on whatever other securities exchange or stock quotation or trading system on which Versant Common Stock is then trading or quoted), upon official notice of issuance in accordance with the provisions of Section 6.3.

8.7          Employment Agreements.  Versant shall have executed and delivered to Ajay Jain and to Vikrant Ghai, respectively, employment agreements in the form of Exhibit G-1 and Exhibit G-2, respectively (the “Employment Agreements”).

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF VERSANT AND SUB

The obligations of Versant and Sub to consummate the Merger are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Versant, but only in a writing signed by Versant):

9.1          Accuracy of Representations and Warranties. The representations and warranties of Mokume set forth in Article 3 (as qualified by Mokume Disclosure Letter) will be true and correct in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing (except for those representations and warranties which address matters only as of a particular date or dates, which need be true and correct only as of such date or dates) and Versant will have received a certificate to such effect executed by Mokume’s Chief Executive Officer.

9.2          Agreements and Covenants.  Mokume shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Mokume or (as applicable) on or prior to the Effective Time, and Versant shall have received a certificate to such effect executed by Mokume’s Chief Executive Officer.

9.3          Compliance with Law; No Legal Restraints; No Litigation.  No litigation or proceeding (other than any litigation or proceeding initiated by Versant or any of its affiliates) will be pending (a) for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or (b) which could be reasonably expected to have a Material Adverse Effect on (i) Mokume or (ii) following the Merger, Versant and its consolidated subsidiaries, taken as a whole.  There will not be any outstanding or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation or any judgment or ruling by any court, arbitrator, governmental agency or authority, that, directly or indirectly, challenges, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

9.4          Government Consents.  There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

9.5          Opinion of Mokume’s Counsel.  Versant will have received from Tomlinson Zisko LLP, counsel to Mokume, a favorable opinion regarding the matters set forth in the form of Exhibit H.

9.6          Consents Obtained.  Versant will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates necessary for Mokume to consummate the Merger that are set forth in Schedule 3.5 to the Mokume Disclosure Letter in form and substance reasonably satisfactory to Versant.

9.7          Requisite Approvals; No Dissenters.  This Agreement, the Merger and the Mokume Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and Mokume’s Certificate of Incorporation and Bylaws, by (a) Mokume’s Board of Directors and (b) the valid and affirmative vote of not less than one hundred percent (100%) of the outstanding shares of Mokume Common Stock entitled to vote thereon.  Immediately prior to the Closing no holder of any outstanding shares of Mokume’s capital stock shall be eligible to exercise any dissenting stockholders’ appraisal rights under the DGCL or any other law with respect to the Merger.  In addition, each holder of any outstanding shares of Mokume stock shall have entered into, executed, and delivered this Agreement to Versant and become a party to this Agreement as a Mokume Stockholder hereunder.

9.8          Non-Competition Agreements.  Versant will have received a copy of a Non-Competition Agreement in substantially the form of Exhibit I, duly executed by Mokume and each of Ajay Jain and Vikrant Ghai (the “Non-Competition Agreements”).

9.9          Employment Agreements.  Ajay Jain and Vikrant Ghai shall each have executed and delivered to Versant employment agreements in the form of Exhibit G-1 and Exhibit G-2, respectively.

9.10        Resignation of Directors.  The directors of Mokume in office immediately prior to the Effective Time of the Merger will each have resigned as directors of the Surviving Corporation effective as of the Effective Time.

9.11        Investment Representation Letters.  Each Mokume Stockholder shall have executed and delivered an Investment Representation Letter in appropriate form to Versant.

9.12        Securities Compliance.  Versant shall be reasonably satisfied that the issuance of its shares of Versant Common Stock  in the Merger pursuant to this Agreement shall:  (a) be exempt from the registration requirements of the Securities Act by reason of the exemption(s) provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act  and (b) be exempt from the qualification requirements of the California Law by reason of the exemption provided by Section 25103(h) of the California Law and the registration requirements of applicable state “blue sky” securities laws.

9.13        Employment Accepted.  The employees of Mokume listed on Exhibit J and the employees of Image Vision listed on Exhibit J, shall have accepted, in writing, full-time employment with Versant on terms and conditions acceptable to Versant.

9.14        Certain Claims.  No person or entity shall have made any claim or demand, nor initiated any suit, action, arbitration, mediation or other proceeding, against Mokume or any of its stockholders, officers, directors or employees or Versant, that, if resolved in favor of such person or entity, would make any of Mokume’s representations and warranties set forth in Article 3 or in the Mokume Disclosure Letter inaccurate in any respect.

ARTICLE 10
TERMINATION OF AGREEMENT

10.1        By Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Versant and Mokume.

ARTICLE 11
INDEMNIFICATION AND REMEDIES

11.1        Indemnification.

11.1.1      Agreement to Indemnify; Indemnifiable Loss.

(a)           Agreement to Indemnify.  Subject to the terms and conditions of this Article 11, the Mokume Stockholders shall jointly and severally indemnify and hold harmless Versant and the Surviving Corporation and their respective subsidiaries, officers, directors, agents and employees, and each person, if any, who, controls or may hereafter control Versant or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (Versant, the Surviving Corporation and each such other subsidiary, officer, director, agent, employee and control person being hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all Indemnifiable Loss (as defined below).

(b)           Indemnifiable Loss; Indemnity Claim.  As used herein, “Indemnifiable Loss” means any and all Loss (as defined in Article 1) suffered or incurred by any Indemnified Person or Persons with respect to, and/or arising from or out of:  (i) any inaccuracy or misrepresentation in, or any breach or violation of, any of the representations or warranties given or made by Mokume in this Agreement (including but not limited to those set forth in Article 3), in the Mokume Disclosure Letter or in any certificate delivered by or on behalf of Mokume to Versant pursuant to this Agreement (or any fact, circumstance or event constituting such an inaccuracy, misrepresentation, breach or violation); (ii) any breach, violation or default by Mokume or any Mokume Stockholder of any of their respective covenants or agreements in this Agreement, and/or (iii) any failure by the Mokume Stockholders to timely pay any of the Transaction Expenses (as that term is defined in Section 12.7) other than the Accepted Legal Expenses (as defined in Section 12.7).  Without limitation, any and all reasonable fees (including without limitation reasonable attorneys’ fees, accountants’ fees and tax preparers’ fees) relating to the investigation, defense, remedy, settlement or satisfaction of any Indemnifiable Loss shall also be deemed to be Indemnifiable Loss.  Any claim for indemnification for Indemnifiable Loss made against the Mokume Stockholders pursuant to this Article 11 is referred to herein as an “Indemnity Claim”.

11.1.2      Time to Assert Indemnity Claims.  Any Indemnity Claim made by or on behalf of any Indemnified Person against the Mokume Stockholders pursuant to this Section 11.1 (an “Indemnity Claim”) can be made:

(a)           in the case of any Indemnity Claim that is not a Special Indemnity Claim as defined below (a “Regular Indemnity Claim”), only if such Regular Indemnity Claim is asserted in a written Notice of Claim (as defined in Section 11.2.1) that is delivered (or deemed delivered pursuant to the provisions of Section 12.9) to the Representative by no later than that date which is the first (1st) anniversary of the Effective Time (such date being referred to herein as the “Regular Claim Date”);

(b)           in the case of any Indemnity Claim seeking recovery for Special Indemnifiable Loss as defined in Section 11.1.5 (a “Special Indemnity Claim”), only if such Special Indemnity Claim is asserted in a written Notice of Claim (as defined in Section 11.2.1) that is delivered (or deemed delivered pursuant to the provisions of Section 12.9) to the Representative by no later than that date which is the second (2nd) anniversary of the Effective Time (such date being referred to herein as the “Special Claim Date”).

Any Indemnity Claim that is timely made in accordance with the foregoing provisions of this Section 11.1.2 may continue to be prosecuted, arbitrated and resolved after the date on which such Indemnity Claim is required to be asserted as provided above in accordance with the dispute resolution provisions of this Article 11.

11.1.3      Exclusivity of Remedy; Limitation of Liability; Basket.  Subject to the provisions of Section 11.1.4 and Section 11.1.6:

(a)           in seeking indemnification for Indemnifiable Loss (including without limitation Special Indemnifiable Loss), the Indemnified Persons will exercise their indemnification rights and remedies pursuant to this Article 11 solely with respect to, and solely by Versant’s cancellation of, the Versant Merger Shares and any Additional Shares (the Versant  Merger Shares and the Additional Shares being hereinafter collectively referred to as, the “Indemnity Shares”) and the rights and remedies set forth in this Article 11 will be the exclusive rights and remedies of Versant and the other Indemnified Persons against the Mokume Stockholders for their indemnification obligations under this Section 11.1 with respect to Indemnifiable Loss (including Special Indemnifiable Loss);

(b)           no Mokume Stockholder will have any personal liability to any Indemnified Person for Indemnifiable Loss under Section 11.1 of this Agreement beyond such Mokume Stockholder’s pro rata interest in the Indemnity Shares except as otherwise provided in, or contemplated by, this Agreement;

(c)           the maximum aggregate number of Indemnity Shares that can be cancelled by Versant in satisfaction of all its Indemnity Claims shall not exceed thirty percent (30%) of the total aggregate number of Indemnity Shares; provided, however, that with respect to Special Indemnity Claims the maximum aggregate number of Indemnity Shares that can be cancelled by Versant in satisfaction of any one or more of its Special Indemnity Claims may exceed thirty percent (30%), but shall not exceed one hundred percent (100%), of the total aggregate number of Indemnity Shares; and

(d)           the indemnification obligations of the Mokume Stockholders under this Section 11.1 for Indemnifiable Loss (including Special Indemnifiable Loss and Section 3.25 Indemnifiable Loss) shall not apply unless and until the aggregate amount of Indemnifiable Loss for which one or more Indemnified Persons seeks or has sought indemnification under Section 11.1 exceeds a cumulative aggregate of Fifty Thousand Dollars ($50,000) (the “Basket”), in which event the Mokume Stockholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Indemnifiable Loss; provided, however, that notwithstanding the foregoing, the Basket and the foregoing provisions of this Section 11.1.3(d) shall not apply to any Indemnity Claim to the extent that such Indemnity Claim is brought to recover Loss arising from Transaction Expenses (other than Accepted Legal Expenses).

11.1.4      Staged Release of Indemnity Shares from Indemnity Claims.  Notwithstanding the foregoing provisions of Section 11.1.3:

(a)           On and after the Exempt Share Release Date (as that term is defined in Section 2.5.3(a)) all then outstanding Exempt Shares shall cease to be Indemnity Shares and shall become Released Shares (as defined below); and

(b)           Upon the expiration of each full month elapsed after the Regular Claim Date (the date on which each such full month elapses being hereinafter referred to as a “Lapse Date”) one-twelfth (1/12) of the then outstanding Contingent Shares held by each Mokume Stockholder (rounded as provided below) shall cease to be Indemnity Shares and shall become Released Shares (as defined below); provided, however, that if any Indemnity Claim asserted pursuant this Article 11 is pending on any Lapse Date then, notwithstanding the foregoing, no Contingent Shares that have not become Released Shares prior to such Lapse Date shall become Released Shares on such Lapse Date, and instead, the Contingent Shares of each Mokume Stockholder that would have become Released Shares on such Lapse Date but for such pending Indemnity Claim will (to the extent that they are not cancelled and/or re-acquired by Versant in satisfaction of an Indemnity Claim pursuant to this Article 11) become Released Shares on the first date after such Lapse Date on which no Indemnity Claim asserted pursuant to this Article 11 is pending.  The number of Contingent Shares that will become Released Shares on each Lapse Date as provided above shall be rounded down to the nearest whole share; except that on the final Lapse Date, it shall be rounded up to the nearest whole share.

As used herein, the term “Released Shares” means Indemnity Shares that have ceased to be Indemnity Shares and are released from Versant’s right to seek indemnification from such Indemnity Shares under this Article 11 such that Versant will not be entitled to cancel and/or re-acquire such Indemnity Shares in satisfaction of any Indemnity Claims asserted pursuant to this Article 11.  Nothing in this Section 11.1.4 shall (i) release any Contingent Shares from the Repurchase Right or the Repurchase Restriction, as applicable or (ii) require Versant to release the stock certificates representing any Released Shares to any Mokume Stockholder (except to the extent that Versant is expressly required to do so pursuant to the applicable provisions of Section 2.5.3).

11.1.5      Special Indemnifiable Loss.  As used herein, “Special Indemnifiable Loss” means Indemnifiable Loss suffered or incurred by any Indemnified Person or Persons with respect to, and/or arising from or out of, any inaccuracy, misrepresentation, breach or violation of any of the representations or warranties given or made by Mokume in Section 3.4, Section 3.11, and/or Section 3.13 of this Agreement or in any corresponding provision or section of the Mokume Disclosure Letter or any certificate delivered by or on behalf of Mokume to Versant pursuant to this Agreement.

11.1.6      Fraud.  Notwithstanding anything herein to the contrary, none of the limitations on the indemnification obligations and liabilities of the Mokume Stockholders set forth in this Article 11 nor any of the provisions of this Article 11 limiting, or making exclusive, any of the rights or remedies of any Indemnified Person under this Article 11 shall apply to, or otherwise in any manner limit or restrict, the right or ability of Versant and/or any other Indemnified Person to recover, or seek recovery, from any Mokume Stockholder (pursuant to any claim, demand, suit, arbitration, mediation, investigation or other proceeding) of any Loss incurred by such Indemnified Person which arises or results from the fraudulent conduct of such Mokume Stockholder (a “Fraud Claim”).  Accordingly there shall be no limitation on the liability of a Mokume Stockholder for the amount of Loss arising from the fraudulent conduct of such Mokume Stockholder and any Fraud Claim may be brought by Versant and/or any other Indemnified

Person at any time prior to expiration of the statute of limitations applicable to such Fraud Claim under applicable law.  No Fraud Claim need be made, brought, asserted or raised prior to the Regular Claim Date or the Special Claim Date and no Indemnified Person will be required to, or restricted to, seeking recovery from the Indemnity Shares for any Fraud Claim.  In addition, Fraud Claims need not be prosecuted pursuant to this Article 11 but may be prosecuted by Versant or the affected Indemnified Person(s), at its election, pursuant to the arbitration process described in Article 11 of this Agreement (except that Versant’s remedy will not be restricted to the recovery of Indemnity Shares) and/or before any court having jurisdiction of the parties.

11.2        Notice of Indemnity Claim.

11.2.1      Giving of Notice of Claim.  Only Versant (and its successors) may give notice of an Indemnity Claim under this Agreement, whether for Versant’s own Indemnifiable Loss and/or for Indemnifiable Loss suffered or incurred by any other Indemnified Person or Persons.  Versant will give written notice of an Indemnity Claim signed by an officer of Versant (a “Notice of Claim”) to the Representative after either Versant’s discovery of any Indemnifiable Loss which has been paid, incurred, suffered and/or properly accrued or Versant’s receipt of written notice to Versant and/or any other Indemnified Person of a Third-Party Claim (as defined below).

11.2.2      Third-Party Claim.  A “Third-Party Claim” means any claim, demand, suit, action, arbitration, mediation, investigation, inquiry or other proceeding brought or asserted by a third party against Versant and/or any other Indemnified Person or Persons that is based upon, or includes assertions that would, if true constitute: (a) any inaccuracy or misrepresentation in, or any breach or violation of, any of the representations or warranties given or made by Mokume in this Agreement (including but not limited to those set forth in Article 3), in the Mokume Disclosure Letter or in any certificate delivered by or on behalf of Mokume to Versant pursuant to this Agreement (or any fact, circumstance or event constituting such an inaccuracy, misrepresentation, breach or violation); and/or (b) any breach, violation or default by Mokume or any Mokume Stockholder of any of their respective covenants or agreements under this Agreement.

11.2.3      Contents of Notice of Claim.  Each Notice of Claim given by Versant will contain the following information:  (a) Versant’s good faith estimate of the reasonably foreseeable maximum amount of the alleged Indemnifiable Loss arising from such Indemnity Claim; and (b) a brief description (to the extent reasonably available to Versant), of the facts, circumstances or events giving rise to the alleged Indemnifiable Loss in detail reasonably sufficient to provide the Representative with a reasonable basis to determine whether to contest the Indemnity Claim (which description, in the case of Third-Party Claim, shall be sufficient if it includes the written notice of such claim by a third party), the identity and address (if known) of any third-party claimant and copies of any formal demand or complaint relating to such Claim (if applicable).

11.3        Defense of Third-Party Claims.  Unless otherwise expressly agreed by Versant and the Representative in a writing signed by them, Versant shall defend any Third-Party Claim and the costs and expenses incurred by Versant and/or any other Indemnified Person(s) in connection with such defense (including but not limited to reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Loss for which Versant and/or any other Indemnified Person(s) is entitled to indemnification pursuant to an Indemnity Claim made under this Article 11.  Unless otherwise expressly agreed by Versant and the Representative in a writing signed by them, Versant and the affected Indemnified Person(s) shall have the sole and exclusive right to control the defense of, and consent to the entry of any judgment or enter into any settlement with respect to, each Third-Party Claim; provided that (i) the Representative may retain separate co-counsel and participate in the defense of such Third-Party Claim at the cost and expense of the Mokume Stockholders and shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that the receipt of such documents by the Representative does not adversely affect any privilege relating to Versant or any other Indemnified Person; and (ii) the Representative may participate in all settlement negotiations with respect to such Third-Party Claim (where, for purposes of this Section, to “participate” in the defense or in settlement negotiations shall not include any power or authority to take any action or make any decision in connection with such Third-Party Claim or such proceedings); and provided further, that neither Versant nor any of the Indemnified Person(s) shall enter into any binding settlement of a Third-Party Claim for which Versant seeks indemnification under this Article 11 without the prior written consent of the Representative (which consent shall not be unreasonably withheld or delayed).  If the Representative has consented in writing to a settlement of a Third-Party Claim, then (i) the full amount of Loss suffered or incurred by Versant and/or any other Indemnified Person(s) pursuant to such settlement (“Consented-to Loss”) shall be recoverable in full by Versant from the Indemnity Shares as provided in this Article 11 and Representative may not object to or contest Versant’s recovery of such Consented-to Loss and (ii) the Mokume Stockholders will, in addition to such Consented-to Loss, be and  remain liable to indemnify all Indemnified Person(s) for all other Indemnifiable Loss that the Indemnified Person(s) may suffer or incur arising out of, resulting from or caused by the Third-Party Claim (including but not limited to all Indemnifiable Loss arising from the investigation and defense of such Third-Party Claim) to the fullest extent provided in this Article 11.

11.4        Resolution of Claims and Cancellation of Indemnity Shares.  Any Indemnity Claim that is the subject of a Notice of Claim that is delivered to the Representative will be resolved as follows:

11.4.1      Uncontested Claims. In the event that, within thirty (30) calendar days after the Notice of Claim containing a statement of the claimed Indemnifiable Loss is delivered to the Representative, the Representative does not contest such Notice of Claim in a writing delivered to Versant in accordance with Section 12.9 (an “Uncontested Claim”), then Versant may immediately take steps to cancel that number of Indemnity Shares having a deemed value, determined as provided in Section 11.6, equal to the estimated maximum amount of Indemnifiable Loss paid, incurred and/or properly accrued by Versant and/or any other Indemnified Person as specified in the Notice of Claim, which Indemnity Shares shall be forfeited by the Mokume Stockholders pro rata in accordance with their respective percentage interests in the Indemnity Shares and in accordance with the provisions of Section 11.6).

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11.4.2      Contested Claims.

(a)           General.  In the event that the Representative gives Versant written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the thirty (30) day period specified in Section 11.4.12, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by Versant and the Representative as provided in Section 11.6 of this Agreement or (B) in the absence of such a written settlement agreement, by binding arbitration between Versant and the Representative in accordance with the provisions of Section 11.4.3 and, with respect to Third-Party Claims, Section 11.5.  Any portion of the Notice of Claim that is not contested by the Representative in accordance with the foregoing provisions of this Section 11.4.2 will be treated as, and conclusively deemed to be, an Uncontested Claim in accordance with Section 11.4.1.  After receiving notice that the Notice of Claim is contested by the Representative, Versant shall continue to be entitled, notwithstanding the passage of the Regular Claim Date (or, if any Contested Claim is a Special Indemnity Claim, the Special Claim Date), to continue to hold custody and possession of all of the Versant stock certificates representing the Indemnity Shares until such time as Versant is required, by the terms of Section 2.5.3, to return, release and deliver to the Mokume Stockholders (in accordance with their respective interests therein) the stock certificates representing those then-remaining Indemnity Shares that have not been cancelled under this Agreement which are not subject to cancellation under this Agreement), and which are then required to be returned, released and delivered to Mokume Stockholders in accordance with this Agreement; provided however, that nothing in this sentence will require or obligate Versant to release or deliver to any Mokume Stockholder any stock certificate(s) representing any Contingent Shares until the Release Date on which such Contingent Shares are required to be returned, delivered and released to Mokume Stockholders as provided in Section 2.5.3(b).

(b)           Special Provisions for Third-Party Claims.   Notwithstanding anything herein to the contrary, to the extent that any Contested Claim is a Third-Party Claim, the provisions of Section 11.5 shall apply to such Contested Claim.

11.4.3      Arbitration of Contested Claims.  The parties agree that any Contested Claim shall be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), governed by the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Santa Clara County, California.  Either Versant or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration of a Contested Claim with J.A.M.S. and giving a copy of such demand to the other.  The arbitration will be conducted in accordance with the provisions of J.A.M.S.’s Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 11.4.  If the amount of Indemnifiable Loss claimed by Versant in its Notice of Claim for a Contested Claim is $250,000 or less, then the arbitration of such Contested Claim shall be conducted by a single arbitrator mutually agreed on by Versant and the Representative and selected from J.A.M.S.’s panel of neutrals; and if the amount of Indemnifiable Loss claimed by Versant in its Notice of Claim for a Contested Claim is more than $250,000, then the arbitration of such Contested Claim shall be conducted by a panel of three (3) arbitrators selected from J.A.M.S.’ panel of neutrals, which shall be chosen as follows:  Versant and the Representative shall each select one (1) arbitrator from J.A.M.S.’ panel of neutrals and the arbitrators so selected by Versant and the Representative shall mutually agree on the selection of the third arbitrator who shall also be selected from J.A.M.S’ panel of neutrals.  All subsequent references in this Agreement to the “arbitrator” shall mean, as applicable, (i) the single arbitrator of a Contested Claim for $250,000 or less or (ii) the three (3) person arbitration panel of a Contested Claim for more than $250,000 selected as provided above.  In the case of any Contested Claim where the arbitration is conducted by a three (3) person arbitration panel as described above, all decisions and awards (including but not limited to the Final Award of a Contested Claim) shall be made by the vote of a majority of the members of the arbitration panel.  The parties will cooperate with J.A.M.S. and with each other in promptly selecting the arbitrator (or arbitrators, as applicable) from J.A.M.S.’s panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement.  The parties covenant that they will participate in the arbitration in good faith, and that they will bear its costs in accordance with Section 11.4.4.  The provisions of this Section 11.4.3 may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  If for any reason J.A.M.S. or its successor no longer is in business, then the arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association, but the provisions above regarding the number of arbitrators who shall conduct the arbitration shall continue to apply.  The provisions of Section 11.5 shall apply to the arbitration of Contested Claims to the extent they are Third-Party Claims.

11.4.4      Payment of Costs.  Versant on the one hand, and the Mokume Stockholders (through the Representative as provided in Section 11.8), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions; provided, however, that Versant shall advance such amounts, subject to recovery of such advances as an addition or offset to any award in the arbitration.  The arbitrator will award to the prevailing party, as determined by the arbitrator, all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party; provided, however, that if, based on the outcome of the Final Award, such an award would result in manifest injustice, the arbitrator may apportion such costs, fees and expenses between the parties in such manner as the arbitrator deems fair, just and equitable.

11.4.5      Burden of Proof.  Except as may be otherwise expressly provided in this Agreement, for any Contested Claim submitted to arbitration hereunder, the burden of proof will be as it would be if the Claim were litigated in a civil judicial proceeding governed by California law exclusively.

11.4.6      Award.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will promptly deliver such documents to the Representative and Versant, together with a copy of the Final Award signed by the arbitrator.  Subject to the provisions of Section 11.4.10, the Final Award will constitute a conclusive determination of all issues regarding the Contested Claim in question, binding upon the Mokume Stockholders, the Representative and Versant, and will include an affirmative statement to such effect.  To the extent that the Representative has contested whether or not a Contested Claim is a Special Indemnity Claim and/or whether any loss for which Versant seeks recovery under such Contested Claim is Special Indemnifiable Loss, the arbitrator shall also decide those issues in the Final Award.  To the extent that the Final Award determines that Versant and/or any other Indemnified Person has actually paid, incurred or properly accrued Indemnifiable Loss in connection with the Contested Claim through the date of the Final Award (“Incurred Loss”), the Final Award will set forth and award to Versant the amount of such Incurred Loss.  Awards of Incurred Loss (other than those for Special Indemnifiable Loss) will be subject to the provisions regarding the “Basket” (as defined in Section 11.1.3).  For arbitrations regarding Third-Party Claims governed by Section 11.5, the arbitrator shall also render a Preliminary Award (as defined in Section 11.5) and the Final Award for any Third-Party Claim shall set forth, in addition to the matters to be set forth therein as provided above in this Section 11.4.6, the matters required to be set forth therein under Section 11.5.

11.4.7      Timing.  The Representative, Versant and the arbitrator will use diligent efforts to conclude each arbitration pursuant to this Section 11.4 (and, if applicable, Section 11.5) as promptly as possible.

11.4.8      Terms of Arbitration.  The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

11.4.9      Exclusive Remedy.  Except as specifically otherwise provided in this Agreement with respect to Fraud Claims, arbitration conducted in accordance with Article 11 of this Agreement will be the sole and exclusive remedy of the parties for any Indemnity Claim made pursuant to Section 11.1.

11.4.10    Treatment of Loss.  Upon issuance and delivery of the Final Award as provided in paragraph 11.4.6 above, Versant will immediately be entitled to recover (A) the amount of any Incurred Loss determined and awarded to Versant under such Final Award as provided in paragraph 11.4.6, in accordance with Section 11.4.11 below, and such Incurred Loss will be deemed to be owed to Versant for purposes of this Agreement; provided that if the amount of Incurred Loss exceeds the deemed value (as determined in accordance with Section 11.6) of the Indemnity Shares then remaining in the custody and possession of Versant and/or its agent(s) hereunder then the Mokume Stockholders shall not have liability for such Incurred Loss other than the forfeiture of such Indemnity Shares pursuant to this Agreement; except that, notwithstanding the foregoing, nothing herein will limit the liability that any Mokume Stockholder may have for such Mokume Stockholder’s fraudulent conduct.

11.4.11    Release of Indemnity Shares Pursuant to Arbitration Award.  Upon its receipt of a copy of the Final Award, Versant will be entitled to:  (i) immediately cancel that number of Indemnity Shares having a deemed value (determined as provided in Section 11.6) equal to the amount of Incurred Loss owed to Versant and/or any other Indemnified Persons as provided in the Final Award and subject to Section 11.4.10, which Indemnity Shares shall be forfeited by each of the Mokume Stockholders and cancelled, pro rata according to their respective percentage interests in the Indemnity Shares and subject to the provisions of Section 11.6.

11.4.12    Settled Claims.  If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Representative and Versant (a “Settled Claim”), then the Representative and Versant shall promptly carry out the terms of such settlement agreement and perform their respective duties and obligations thereunder.

11.5        Third-Party Claims.  To the extent that a Contested Claim is a Third-Party Claim, it will be governed by the provisions of this Section 11.5:

11.5.1      To the extent that any Contested Claim arbitrated pursuant to Section 11.4 is a Third-Party Claim, then the only issues that the arbitrator shall decide and determine in such arbitration with respect to such Third-Party Claim are:  (a) whether any amount that Versant seeks to recover in such Third-Party Claim (the “Claimed Third-Party Loss”) qualifies as Indemnifiable Loss as defined in this Agreement (“Qualified Loss”) and, (if at issue) whether any Claimed Third-Party Loss is Special Indemnifiable Loss; (b) the arbitrator’s good faith estimate of the amount of Qualified Loss that the Indemnified Person(s) will ultimately be required to pay, incur and/or properly accrue with respect to such Third-Party Claim (“Estimated Third-Party Loss”); and (c) if the arbitrator has determined that any Claimed Third Party Loss is Qualified Loss, then promptly following completion of the Adjudicated Resolution (as defined below) of such Third-Party Claim, the arbitrator (or a successor arbitrator) shall determine the amount of Incurred Loss (as defined in Section 11.4.6) that Versant and/or any other Indemnified Person(s) has actually paid, incurred and/or properly accrued as a result of such Third-Party Claim and Adjudicated Resolution through the date of the Final Award (“Actual Incurred Loss”).  The arbitrator shall set forth the amount of such Actual Incurred Loss (if any) in the arbitrator’s Final Award with respect to such Third-Party Claim, which shall then be treated as Incurred Loss as provided in Section 11.4.6 (and in particular as provided in Sections 11.4.10 and 11.4.11 with respect to Incurred

Loss).  The arbitrator’s decisions, findings and determinations with respect to the matters described in clause (a) and clause (b) of the first sentence of this Section 11.5.1 shall be promptly determined in advance of and separately from, the Final Award and shall be set forth in a writing separate from the Final Award (the “Preliminary Award”) that shall be promptly delivered by the arbitrator to Versant and the Representative.

11.5.2      If the arbitrator determines in the Preliminary Award that any part of the Claimed Third-Party Loss with respect to such Third-Party Claim is Estimated Third-Party Loss, then that number of Indemnity Shares having an aggregate deemed value (as determined with respect to such Contested Claim under Section 11.6) equal to the amount of Estimated Third-Party Loss as determined by the arbitrator in the Preliminary Award (but not in excess of the amount of Indemnity Shares then in Versant’s custody and possession) shall remain in Versant’s custody and possession until such Third-Party Claim is resolved by:  (a) the settlement of such Third-Party Claim by Versant and the Representative as a Settled Claim in accordance with Section 11.4.12; or (b) the Adjudicated Resolution of such Third-Party Claim in accordance with Section 11.5.4 and the rendering of a Final Award with respect thereto as provided herein.

11.5.3      To the extent that any Third-Party Claim is settled in accordance with the provisions of Section 11.4.12, then notwithstanding anything to the contrary herein, such Third-Party Claim shall be treated on the same basis as any other Settled Claim and shall thereafter be governed by the provisions of Section 11.4.12.

11.5.4      An “Adjudicated Resolution” of a Third-Party Claim means, as applicable, either:  (a) a final and non-appealable court order, judgment, adjudication or arbitration award of such Third-Party Claim (other than an arbitration pursuant to Section 11.4); or (b) the final settlement of such Third-Party Claim by the affected Indemnified Person(s) and the party or parties asserting such Third-Party Claim pursuant to a written settlement agreement executed by such parties.  Upon the occurrence of an Adjudicated Resolution, Versant shall promptly deliver to the Representative and the Representative a copy of the court order, judgment, arbitration award or settlement agreement constituting and setting forth such Adjudicated Resolution in order to enable the arbitrator to render the Final Award with respect to such Third-Party Claim as provided above.

11.6        Deemed Value of Indemnity Shares; Allocation; Priority of Cancellation of Indemnity Shares.  Any Incurred Loss awarded pursuant to a Final Award issued pursuant to an arbitration conducted pursuant to Section 11.4 and/or Section 11.5, or pursuant to a Settled Claim pursuant to Section 11.4.12, will be immediately payable to Versant by cancellation of Indemnity Shares as provided herein.  For purposes of any Indemnity Claim, the “deemed value” of the shares of Versant Common Stock will be the Value Per Versant Share (as defined in Article 1), calculated using the date on which the Notice of Claim for such Indemnity Claim was first sent by Versant (as contemplated in clause (b) of the definition of “Value Per Versant Share”.  In canceling Indemnity Shares to satisfy any Indemnity Claim under a Final Award or a Settled Claim, Versant shall cancel that number of Indemnity Shares whose aggregate deemed value (as defined above) with respect to such Indemnity Claim with (based on the Value Per Versant Share applicable to such Claim) equals the full amount of Incurred Loss awarded in such Final Award, or, in the case of a Settled Claim, the number of Indemnity Shares, or dollar amount of Indemnity Shares, determined by the settlement agreement for such Settled Claim under Section 11.4.12, if applicable.  In canceling Indemnity Shares to satisfy Indemnity Claims as provided above, the Indemnity Shares so cancelled by Versant to satisfy such Indemnity Claims shall be taken from and forfeited by the Mokume Stockholders on a pro rata basis according to their respective percentage interests in the Indemnity Shares to the maximum extent that doing so is possible in accordance with the other terms and conditions of this Agreement, except that, to the maximum extent that it can be done so consistent with the preceding provisions of this sentence, Indemnity Shares that are to be cancelled in satisfaction and/or settlement of an Indemnity Claim shall be cancelled in the following order:  first - Exempt Shares; second - Contingent Shares that are not Vesting Shares; third - Vested Shares; and last - Unvested Shares.

11.7        Successor Representative.  In the event the Representative becomes unable or unwilling to continue to serve at the Representative hereunder, the Representative may resign and be discharged from its duties or obligations hereunder by giving written notice of its resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation will take effect.  In the event of such a resignation of the Representative, or the death or disability of the Representative, the Mokume Stockholders who then hold a majority of all outstanding shares of Versant Common Stock issued to them pursuant to this Agreement shall, within fifteen (15) days following the Representative’s resignation, death or disability, designate and appoint another individual to serve as the Representative under this Agreement who has agreed to serve as the Representative (“Successor Representative”) and give Versant written notice of their appointment of the Successor Representative, as well as the Successor Representative’s name, address and (if applicable) fax number and email address for notice under this Agreement; provided, however, that if the Mokume Stockholders fail to so appoint a Successor Representative within such fifteen (15) day period, then Versant will be entitled to designate and appoint Vikrant Ghai as successor Representative.

ARTICLE 12
MISCELLANEOUS

12.1        Governing Law.  The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

12.2        Assignment; Binding Upon Successors and Assigns.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of each other party hereto.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.3        Severability.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to give effect to the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of the void or unenforceable provision.

12.4        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.  This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all the parties reflected hereon as signatories and have been delivered by each party to each other party (whether in facsimile or original form).

12.5        Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one right or remedy will not preclude the exercise of any other right or remedy.

12.6        Amendment and Waivers.  This Agreement may be amended by the parties hereto at any time but only by a writing signed solely by Versant and Mokume.  Any such amendment may be made at any time before or after approval of this Agreement by the stockholders of Mokume, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of Mokume without obtaining such further approval.  The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver.  The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.  At any time prior to the Effective Time, each of Mokume and Versant, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.  No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7        Expenses.  Versant and Sub will bear their own expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.  All legal fees and other expenses, including without limitation accounting fees, brokers’ fees, investment banking or financial advisors’ fees incurred by Mokume or any Mokume Stockholder prior to the Effective Time with respect to Mokume, this Agreement and/or any of the transactions contemplated hereby (collectively, the “Transaction Expenses”) shall be paid solely by the Mokume Stockholders, except that, if the Merger is consummated, then Versant shall pay the reasonable fees and expenses of Mokume’s counsel, Tomlinson Zisko LLP, that were incurred by Mokume in connection with this Agreement up to a maximum total amount which shall not exceed Twenty-Five Thousand Dollars ($25,000) (such first $25,000 of such reasonable fees and expenses of Tomlinson Zisko LLP being hereinafter referred to as the “Accepted Legal Expenses”).

12.8        Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, including the provisions of Article 11, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees and arbitration or court costs to be fixed by the arbitrator, arbitral panel or court, as applicable (including without limitation, costs, expenses and fees on any appeal).

12.9        Notices.  All notices and other communications required or permitted under this Agreement (including without limitation any Notice of Claim given pursuant to Article 11) will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by a nationally recognized express courier service.  Such notices and other communications will be deemed to have been delivered effective upon receipt if hand delivered or sent by telecopier or by electronic mail (b) five (5) days after mailing if sent by mail, and (c) one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with the notice provisions of this Section:

If to Versant or Sub:	with a copy to (if to Versant or Sub):

Versant Corporation 6539 Dumbarton Circle Fremont, CA 94555 Attention: Chief Executive Officer Fax Number: (510) 789-1515 Email: nordon@versant.com	Fenwick & West, LLP Two Palo Alto Square, Suite 800 Palo Alto, CA 94306 Attention: Barry J. Kramer, Esq. Fax Number: (650) 494-1417 Email: bkramer@fenwick.com

If to Mokume:	with a copy to (if to Mokume or Representative):

Mokume Software, Inc. 2001 Gateway Place, Suite 500 San Jose, CA 95110 Attention: President Fax Number: (408) 528-1057 Email: Ajay.Jain@mokumeinc.com	William E. Zisko, Esq. Tomlinson Zisko LLP 200 Page Mill Road, Second Floor Palo Alto, California 94306 Fax Number : (650) 324-1808 Email: wez@tzllp.com

If to Representative:

Ajay Jain 4131 Mackin Woods Lane San Jose, CA 95135 Fax Number: (408) 528-1057 Email: ajay.jain@mokumeinc.com or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

12.10      Construction of Agreement.  This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party.  A reference in this Agreement to a Section or an Exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth.  The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

12.11      Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

12.12      Absence of Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

12.13      Public Announcement.  Upon execution of this Agreement, Versant and Mokume will issue a press release approved by both parties announcing the Merger.  Thereafter, Versant may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules; provided, that Versant will afford Mokume an opportunity to review and comment on such press releases prior to their publication.  Prior to the publication of such press release (unless this Agreement has been terminated), neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby and Mokume will use its reasonable efforts to prevent any trading in Versant Common Stock by its officers, directors, employees, stockholders and agents.

12.14      Confidentiality.  Mokume and Versant recognize that they have received confidential information concerning the others during the course of the Merger negotiations and preparations.  Accordingly, each of the parties hereto (a) represents that it has not permitted the unauthorized disclosure of any confidential information concerning the other parties hereto that was disclosed during the course of such negotiations and preparations and (b) agrees to not make use of or permit to be used any confidential information of the other party other than for the purpose of effectuating the Merger and related transactions.  The obligations of Mokume and Versant under this Section will terminate upon the Effective Time.  Otherwise, the obligations under this Section will not apply to, and the term “confidential information” shall not include, information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by subpoena or by law.  If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

12.15      Mokume Disclosure Letter.  The Mokume Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section in Article 3, and shall not be deemed to relate to or to qualify any other representation or warranty (unless it is reasonably apparent from the information set forth in Mokume Disclosure Letter, that such information qualifies another representation or warranty of Mokume in Article 3).

12.16      Entire Agreement.  This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization effective as of the date first above written.

VERSANT CORPORATION	MOKUME SOFTWARE, INC.

By:
By:	Ajay Jain, Chief Executive Officer

Title:

VM MERGER CORP.

By:

Title:

THE MOKUME STOCKHOLDERS*

* Redacted text.

[Signature Page to Agreement and Plan of Reorganization]